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FTI CONSULTING	FCN	Jun. 29, 2006

FTI CONSULTING

INVESTOR/ANALYST DAY

06/29/2006

9:30 AM

PARTICIPANTS

Dennis J. Shaughnessy-Chairman of the Board

Jack B. Dunn-President-CEO

Dennis J. Shaughnessy-FTI-Chairman of the Board

Ladies and gentlemen, welcome to our annual investor/analyst day. I think as all of you know, this is really set up not so much to do traditional investor presentations on numbers, projections and anecdotal analysis or results, but to try to give you an update on where we stand, first on a general basis by our practice leaders, and then more importantly some deep dives into some of our service offerings by the people that we depend on to not only execute, but also make us money. It has been an exciting past 12 months, since we met with you here last year. We have watched our Ringtail acquisition help drive us to now where we have an independent reporting technology group, and you will hear from that leader later on in the day. We acquired Cambio to bolster our domain expertise in health care. We were very successful this past summer in a $350 million high-yield and convert offering that was oversubscribed by about 8-1. We ended the year and began this year with the culmination of a lengthy courtship and negotiation, which resulted in the acquisition of Compass, which has dramatically enhanced our competition in economic analysis practice. I think the thing that most of us are extremely proud of, is that we have spent a lot of time in the design implementation, and first Phase sign up of our new Senior Managing Director retention/compensation program. A press release was made on that this morning, I am sorry last night, and you will here more from Jack. Again this is not about listening to Jack, Ted, Dom and I give the normal investor presentation, it is about you meeting and hearing form the people that are actually making you the money as shareholders of FTI.

With that I would like to turn it over to Jack.

Jack B. Dunn-FTI-President-CEO

I know that the title for my remarks is business outlook, but this really is a day that we have

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FTI CONSULTING	FCN	Jun. 29, 2006

dedicated to a business inlook. I want to stay disciplined to that objective. So let me just add a very few words to you on a couple thoughts on the current overview of FTI. First, as Dennis alluded, by far the biggest news for us has got to be the resigning of the senior personnel, who are the heart and soul of our core restructuring business, that we announced last night.

First, it is significant, because it shows that we are really building something here that will last. Last more than just one contract cycle following an acquisition.

Second, it is significant, because these people have committed not just a few years, but essentially the remainder of their careers to FTI, helping us break the perceived cycle of having to climb out of a contract cliff, every couple of years.

Third, the commitment of these leading professionals in the industry to FTI, has sent a clear signal to professionals everywhere, that this is a great place to be and build your career.

Fourth, the structure of the arrangement calling for a meaningful part of future bonus compensation to be taken in deferred equity, establish a clear template for our other signings, for aligning our employees interests smack on with those of our shareholders, in the long-term future of FTI.

Finally and most importantly, if is significant, because I hope it begins to put to rest lingering questions in the investment community about the culture we are building here, and its gravitational pull. That is our ability to attract and retain the best people, beyond just the money. Perhaps just a little, it helps put in perspective, that we are not a company of 31 people, whose contract expired at date certain, but a company of almost 1,500 people with 170 senior people, the bulk of whom did not come here in mass following an acquisition, but joined here of their own free will at the urging and testimonials of other senior people in a very competitive market, who are proud to recommend FTI as the place to build a quality career.

Briefly, taking an outlook at our different markets. Technology continues to be very strong. As announced, we have recently added to our capability in Europe, and would hope for further additions in this market relatively soon. While the business overall is increasing competitive, there seems to be a lot of work in our ability to provide not only first mile but last mile execution, we believe provides us with a unique solution, and a competitive advantage, even in the face of some of the 800 lbs. gorillas who are entering this space.

Forensic litigation also continues to see a strong market. The issue of stock option back-dating may have more traction than I perhaps have originally indicated to some of you. The cases continue to proliferate, and an electronic discover component has been added to

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them. I still believe, however, that the second wave of that phenomena will be more significant, that is when the relatively preliminary stage of investigation ends, and the issues of restatement and litigation begin to arrive.

In our economic practice, MNA, anti-trust and finance all appear to be in good shape. The highlight would be our Compass acquisition, which continues to meet all of our expectations in every respect from financial to cultural integration. In corporate finance restructuring, in our core restructuring practice, we are still mirrored in the slowest market of recent memory, and I continue to feel like Annie. I know that this market has to come back. Every indication, from leverage levels to interest rates to sector issues to energy prices to pension liabilities is ripe, but is always tomorrow. I give kudos to this group for making up the difference in the other practices, such as, interim management, creditors rights and transaction advisory services. One of which you will hear more about this morning. They have done a good job of stepping in.

With regard to Europe, it continues to be an area where we will be a net investor for some time. We believe the market there for the style of interim management that we perform is ready for us, and that it is a matter of gaining traction. Europe is a significant part of our long-term growth strategy, culminating in the successful completion of our 2009 plan. We believe that the long-term returns far out-way any short-term pain in the investment stage.

With that, I would like to turn it over to Dom DiNapoli, who will introduce the rest of this mornings program.

Thank you!

Dom DiNapoli-FTI-EVP-COO

Thank you Jack! Good morning. As Dennis said, this is not about Jack, myself, Dennis or Ted giving the typical investor presentation, but this is a great opportunity for you to meet the people that are actually in the trenches, and image the day to day of the practices. What I will do, is I will go over very briefly the practices. Give a brief introduction of the individuals and we will let Ted take it from there.

With respect to the practice, I know many of you know our business pretty well. Corporate finance, we are the largest restructuring practice in the country. Even in the downed market, we maintain that ranking, and we have be able to fortunately as Jack or Dennis indicated, resign up our key practitioners in this area. We have kept the practice together. We have grown. We have provided a lot of additional services that the skill sets in that group were allowed to bring some dare to our clients. We established paladin partners, which is our interm management service. We have got FTI capital advisors,

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which is our boutique investment bank. We have created a transaction advisory business, to take advantage of the booming MNA market. All these skill sets, where skill sets we had residing in that practice, and as Jack said, when the restructuring business comes back, we will be ready for it and continue our dominance in that business.

Corporate fiance approximately currently, is approximately 32% of FTIs revenue, and DeLain Grey, who leads that practice who I will tell you a little bit about in a minute will be our first presenter.

The next practice I would like to talk about is the economic consulting. That is lead by John Click. That is approximately 23% of our revenues. Our practice is a significant market presence in high profile litigations, MNA and the regulated industry. As Jack indicated, our Compass acquisition demonstrates our commitment to that industry, and that has been a terrific acquisition to date. We have 2 of the Compass principals here to tell you a little bit more about their practice.

Technology is maybe the most exciting practice that we have created, that we carved out all of our technology offerings, and put if under the supervision of Barry Kaufman, who will be presenting in a minute. The technology practice, included electronic evidence discovery, repository, ringtail as Jack mentioned and document analysis. It is a practice that is booming, and growing in leaps and bounds.

Forensic practice, now this is a practice that over the years we have had a lot of questions by the market place. Our forensic practice has really kicked into high gear now. That is lead by Roger Carlisle. That practice has benefited from many of the larger litigations that you read about. Including the timing of the stock option grants, and we are excited about the prospects of that business, and proud of the way that practice has grown and prospered over the last year or two.

With respect to the individuals DeLain Grey will be the first presenter. DeLain is the Senior Managing Director, and he is the national leader of our corporate finance practice. Prior to joining FTI, DeLain was part of the Price, Ward, House, Coopers Practice. He is a CPA, and he has done a great job at coordinating the reach and service offerings of the corporate finance practice. John Klick will be the next presenter. John is the lead of our Economic Consulting Practice. He has got over 30 years experience, economic cost, damages and pricing in the regulated industries. John came to us in 1998, with the acquisition of Klick, Cantor and Allen. Barry Kauffman, as I mentioned before, has been anointed as our Technology Practice leader. He has go over 30 years experience in the consulting profession. Prior to joining FTI, Barry was a partner in Anderson Consulting, where he lead the Washington D.C. organization, strategy and enterprise. Roger Carlile heads up our Forensics Practice. Roger came to us with the acquisition of the KPMG

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litigation practice. Roger specializes in forensic and dispute consulting. Prior to joining us, he was the global leader of the litigation practices KPMG, and he has been part of our practice since the 2003 acquisition.

Walt and I have some of the individual practice leaders within the practices. Seth Rierson is here, he will be talking about some of the technology, and in particular our ringtail acquisition. He was one of the driving forces to get that done. That has been a terrific success for us. Prior to joining FTI, Seth was with Hurkel and Ellis. Ed Bartko, will talk a little bit about the Transaction Advisory Business, that is one of the offshoots of the corporate finance practice that we built, to take advantage again, of the MNA market and the skill sets were already housed in the corporate finance practice. Ed also came over to FTI, with the Price, Ward, House, Coopers acquisition. Neil Hochberg will be joining us also. Neil is one of our Senior Forensic and Litigation Consulting SMDs. He came to us with the KPMG acquisition.

With respect to Compass. Bobby Willig will be here. Bobby is a former DOJ anti-trust division Chief Economist. He is also named by Global Competition Review, one of the economic consulting magazines as the top competition Economist in the world. We are very proud to have Bobby here, and the skill set that he brings. Also John Orzack, one of the other 4 principals of Compass will be here. He is a former White House Economic Advisor and Director of Policy and Strategic Planning at the Commerce Department. Hopefully, you will share in the enthusiasm that John and Bobby bring to bare, and take you to some of their experiences to date, with respect to joining FTI, and the culture and the core selling that we have been able to accomplish. Also, David Bannistor is here. David was recently named the Executive Vice President of Strategic MNA. I am not sure David, what exactly the latest title is, but we have grown through a bunch of acquisitions. We have done some organic growth, but David brings a discipline to our MNA practice, and a professionalism to the company’s that we are acquiring, that we have not had before. He has got to get these right the first time. The up front planning is critical, and we are really happy to have David join us, to help us lead through the acquisition strategies that we have mapped out over the years.

With that, DeLain will cover corporate Finance.

DeLain Gray

Good morning, everybody. I have a series of slides. Some of you have seen some of this before, others are a number of new faces in here. It is an opportunity for us to continue to share with you, what we are doing inside of corporate finance, and what our longer term plans are in the progress we have made in terms of implementing those plans over the last couple of years. The vision statement for corporate finance is consistent, and aligned with

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FTIs vision statement. You can see what it is. It is to be the worlds leading corporate financial practice in the areas that we choose to participate in. We have made a conscious decision to focus on these areas, in terms of utilizing on our core competencies and also utilizing on our ability to make a difference, and drive value for the organization and drive results for our clients. We are focused on items, which are strategic and capital in orientation.

The corporate finance package, by design, is intended to be a specialized business unit, we are not looking to be a commodity practice. We are not looking to be high volume, low margin. We are looking to be impact makers. We are looking to be in the most sophisticated, the most complex and the most cutting edge cases out in the market. From that, comes premium pricing and premium result for our clients. So it is a specialized practice in nature. By design, we believe we are unique, and that we provide the broadest scope of services of offerings of any of our competitors. As I go through the product offerings, I think you will see that. We believe that there is no other competitor out there in the space that we are in, that provides the full gambit of offerings. We believe that we can address the full spectrum of financial and transactional-based needs, that company’s, boards, equity sponsors and creditor constituencies require. Our product offerings are in sum, they are transactional and are actionably oriented. We are not doing long-term thinking, and we will evolve over a 12, 24, 36 month period, which often happens in strategy or large scale systems of limitations type projects. We are transaction oriented. There is an issue to be addressed. There is an opportunity to be had. There is a problem to solved, and we get in there and we deal with it. We believe that results in value-added pricing and value-added results for our client. We are consciously structured and designed to be that way.

As we grow the business, we are also mindful of, we want to be synergistic. We are not looking to have growth simply for growth sake. We are looking to have growth, in terms of adding product and adding new areas of focus, which allow us to provide additional solutions to client problems. So our growth is going to be synergistic, and it is going to be complimentary with the existing product offerings that we have. It is synergistic in at least 2 ways, if not more. It is synergistic the first way, in terms of the skill set for the staff we employee to execute these various products are complimentary. The majority of our people who move back and forth across from the investment bank to transaction services to core restructuring to participate in inner management to provide back-up for our industry service specialists, because of the nature of their background and experience. We have the ability to deal with the ebbs and the flows, the ups and the downs in terms of where the market demand is. We think that is beneficial to our P&L, but we also think it is beneficial to our staff and their career. It provides them broader opportunity, it provides them diversity and the experience and the exposure to get into more things. It is also synergistic in that the buyers of our services are common across most of our products. When we go to speak

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to client or we go to meet with them to address their issues, we have a much broader pallet of solutions to bring to the table. Our clients are pleased with that, and it has allowed us to continue to differentiate and distinguish ourselves from our competitors.

Dom mentioned the practices. I will go through them quickly again. The restructuring continues to be the market leading restructuring practice, and has been for some number of years. We are pleased to see that is continuing, and I actually have some slides to show you, where we believe that lead in the gap is widening, compared to where it has been over time. It is comprised of these 4 key areas. We have a strong company side equity sponsor practice. We have a growing and a dynamic and a well received interim management practice. Our creditor advisory practice, which includes not only the creditor rights team that principally deals with unsecured creditors committees, but the traditional bank bond representation. Then we are investing in our international business, as Dom and others have mentioned and Jack.

Palladium was launched a little over 18 months. It has been extremely well received at this stage. By design, we are attempting to differentiate, what the Palladium product offering is as contrasted with other interm management services competitors. The other shops are well know for what they do, they are well known for doing crisis management. We can do that too, but that is not what we are trying to lead with. We are not trying to lead with we will come in and deal with your fire. We are trying to lead with, let us deal with driving enterprise value on behalf of your portfolio company or on behalf of an underperforming division inside a larger corporate organization. We are tracking and retaining and mentoring people who have revenue enhancement focused, operational skills focused, all tied to driving bottom line improvement. If you drive bottom line improvement, you are going to have the impact of driving enterprise value, and you can then deal with the balance sheet issues that glow from that. Greg Rayburn, is running that for us. You have seen his name in many press releases. We have had significant success in attracting people in the U.S., as well as, we have a senior team no on the ground, which is leading our marketing efforts in the U.K.

Capital Advisors, is our boutique investment bank. Intended to focus on complex, distressed situations, which leverage off of the core competencies of our restructuring practice. They provide the broader scope of services you might expect, capital placement, MNA fairness, opinions and evaluation. They execute assignment of their own. We do not look for them to be solely fed, in terms of relying on the existing network of clients inside their remaining corporate finance practice. They also work very, very closely with our industry teams and our region product leaders, to drive solutions as well.

Transaction advisory services. Ed Bartko, will speak to that in detail later this afternoon.

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Suffice to say at this stage, it has been a very, very gratifying investment in the progress that we have made over the last 18... I guess it is almost 2 years now in that business. From the time Ed and I were able to get the first people in the door, and it has been grossly packed since then. It provided and address the full scope of services you might expect in this business. Traditional buy-side, sell-side due diligence on behalf of equity sponsors or corporate development officers. We have a separate group inside there, that focuses on prelending due diligence on behalf of asset back-lenders. Then we have individuals and expertise in dealing with post-purchase integration opportunities, purchased by receipts and related transaction matters.

Dennis mentioned Cambio. Cambio was acquired just about a year ago now. They are still the preeminent provider of performance improvement, clinical care, turn-around management services in the acute-care hospital base, which is the single largest base inside the health care platform.

Then we have a number of specialized industry practices. The most recent of which, that we really dedicated time too, and had a lot of success in terms of our client engagements and our market profiles in the automotive sector, that we still continue to support and have vibrant practices in communications and media, energy, health care real estate and retail.

For those who like to see organizational cubes, and how we manage the business, this is in fact it. We lead by going to market essentially with the products. The depth of the practice, comes from the diversity, in terms of the dimension and service offerings and the other specialty products. Then we manage it across geographies.

In terms of the competitive landscape, we have talked about this before, it is in a mature industry now. It requires us to manage different and to operate different in that environment. There are a number of competitors in the business, but there are a number of competitors who have exited the business either in absolute or in terms of this relative significance in their import in the market. We have seen all the big 4 essentially exit this space over the last 3 or 4 years. We have seen a number of boutiques dissolve or consolidate. We have seen a number of boutiques that are on the verge of dissolving. We have be the beneficiaries of hanging in there, staying focused, staying dedicated and maintaining if not expanding our market share.

The cycle is still slow. It has been slow for some extended period of time now. For all the indicators that Jack mentioned, every prudent that one would talk too, is generally is of the view that it is a matter of when not if in terms of when the market becomes much more robust and much more active, than it has been over the last 24 month period. All the indicators that one would really study support that. We talk constantly with our key clients inside the senior lender groups and the equity sponsor groups etc. They tell us the same

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thing, that their portfolios are starting to get to the stage where they are having some issues of stress or starting to see the barometers slowly coming back, but still it is not there yet. We are continuing to be nimble to be flexible and to diversify what were are doing inside CF, to take advantage of this opportunity.

The industry is changing as well. I spoke about this last year, and it has continued. The single biggest change in the industry has been 2 things, a combination of things. The extent to which the senior lenders have been successful in implementing their plan to be a vertically integrated capital markets business. They have done a fantastic job from their portfolio, from their prospective of managing the capital that they have at risk, has done a much better job of renting their balance sheet as well. You can describe it as, they are still the primary syndication agents in term so leading financing, but then there after, they do a phenomenal job of refinancing, refinancing and refinancing, and at the same time cutting their hold exposure during that entire time. So that when you do get a distress credit, what you have is the holders of that paper are the new world order the new source of the capital of the hedge funds and the distress depth funds. That trend has continued and really been unabated over the last 2 years, which means that when the next cycle hits, it is going to be interesting. The combination of the change in the bankruptcy law which limits a debtor’s ability to get extension of exclusivity combined with the diversification and the different views of the creditor constituency is going to make it a very interesting time frame as we work through this next round of restructuring. We’re seeing that boards and others are playing a much broader role and a much more aggressive role in terms of getting involved in these cases. That trend continues, and we’re focused on marketing those people, and as FTI grows in terms of its importance and its awareness for the market generally, as we have expanded the representation we have on our board and our network of contacts has reached out, we have been the beneficiary of that as well. We do expect that an interesting component in the next round of the cycle will be a number of collateral valuation battles by virtue of the various tiers of financing and the secured financing thrifts that are in private organizations now. They typically were not there 3, 5, 8 years ago, but they have been the financing vehicle dejour over the last couple of years, and it is going to make it more complicated as we work through this. It’s a variety of things that are going to come to bear to make the next wave of restructurings quite interesting. Not withstanding all the changing market dynamics, this is probably the single thing that illustrates, in our view, our representative share of the market and how we’ve been able to sustain. There are parts of this chart, unfortunately, that did not get updated, but it illustrates the point. The part in the square over here has been true since October 2004. FTI has been ranked number 1 in the elite tables for 11 consecutive quarters, and that continues unabated. Unfortunately, we got the date changed; when they imported the slides, they did not get in the proper slides.. FTI now has 128 cases as of March ‘06 as opposed to the 105 or so that is on the slide. We are continuing, actually, to grow the number of cases that we’re involved in. We are continuing to get involved in an increasing number of engagement, and the size

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of the engagements are not of the same size they were 3 or 4 years ago. It is an evolving market. It’s a market in which we are having to hustle and continue to be very quick to stay in front of the opportunities, and we have been very successful in doing so. From a directional viewpoint, this slide tells you exactly what you need. I think in the March ‘06 yield tables, the next largest competitor had 60 some cases. We are twice the size, in terms of cases, as our nearest competitor.

Over the last year, we have continued to implement and make significant steps in implementing the strategic plan that we put in place in the fall ‘03 and the spring of ‘04. We have continued to establish to the market Corporate Finance as the primary business unit. We wanted to become not just a restructuring shop. We wanted to get away from solely relying on restructurings. We wanted to develop these complementary businesses, diversify, and to move forward in a much broader platform. We have done that, and we are continuing to do so by establishing CF as the primary business unit, it’s responsive to what the market wants, it’s more representative of what we actually do, and it provides us a better suite of solutions to resolve client issues. As I mentioned a moment ago, we have moved away from, and are deemphasizing, the geographic bent of our practice in the past and becoming much more product and industry focused as we develop and grow these new initiatives. The foundation for growth was really put in place in 2004 and will continue to apply, and we’ll talk about paths and Palladium. We have 2 big events that occurred in the last year. We had the expansion in terms of the number of S and Ds, we have been involved in a number of high profile cases, and we recruited a core of senior restructuring in our management professionals in the U.K. to lead our initiative over there, which has created a whole new wave of credibility and visibility in that market as we move forward. We think the U.K. Euromarket is slowly adapting to the notion of using interim managers as opposed to contrast to the US which has been well established for 15 years now. We think the time is right to continue to lead over there and with these experienced credentialed individuals, I think it’s a great way to get that visibility and some momentum going.

I mentioned the creditor rights practice is fully integrated, and it increases market leading presence with the benefits of being associated with FTI. What I am referring to there is, in the fall of ‘04, October/November ‘04, we recruited over Mike Eisenband, Steve Simms, and Sam Star to lead our creditor rights practice, and we define creditor rights in this space to be the representing the unsecured creditors’ committee which could be comprised of trade creditors, bond creditors, or some combination. Mike, Sam, and Steve really did, they had the market leading practice in that space when they were at the former firm. Since they’ve been here, they actually expanded the role they play in that space by virtue of they brought their relationship to the table and both of them expanded our contact network list. They have won virtually every case that they have pitched for over the last 15, 16 months. We are extremely pleased. They have integrated well. They’ve embraced our culture, and they are very pleased to be here, and we are pleased to have them here.

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I talked to a little about Palladium. One point I did not mention, we are up to 22 dedicated professionals now from where we started at just 18 months ago.

Transaction services, I’ll leave that to Ed. We started 18 to 24 months ago with 10 people, we’re now in the mid 40s and driving this to significant growth above and beyond.

Cambio is fully integrated. We are continuing to work on developing and enhancing relationships with the future buyer of our services, which are the hedge funds and the equity funds. We have a continued focus on maintaining our market profile and our visibility. We spent significant time and effort rolling out these new businesses, getting the word out there, letting them know this is not your “father’s Oldsmobile”. We are not just a restructuring shop; we are a much more broad-based unit, and the message is being well received.

Our plans for the next few years are to continue the implementation of the initiatives and the projects that we’ve got on the ground. We’ve got others in the queue that we’ll be looking to get started and launched, but in terms of the ones we have, we intend to make sure we don’t take our eye off the ball. We are going to support them, nurture them, get them to the stage where they are self-sustaining businesses on their own and let them run in this far and fast as they can. We are going to continue to support our international footprint. We are going to continue to support Palladium and Transaction Services with our investment powers and with our advertising dollars and with our recruitment dollars. We are going to continue to look at products which we think fit our definition of synergistic and will allow us to continue to expand that suite of solutions that our clients are looking for, and we are going to continue to train, retain, and attract the best professionals, innovate, that’s what differentiates us. We can have a nice strategy. We can have a nice platform. We can have a nice culture. If you don’t have the right people, it doesn’t work. As the guys mentioned, we’re very, very pleased to have concluded the resignup process with the S and Ds. I lived it virtually nonstop for 6 months. It’s now over. Essentially, it’s been a tremendous success in terms of maintaining that practice that we brought from Freshwater House over here, and the guys are here. They committed to be here for the future. We think that was a huge thing in terms of the go-forward business prospects of Corporate Finance for FTI. We’re pleased that’s behind us, and we are now looking forward to get back to the business of running a business.

The last 2 things I’ve mentioned before, in sum, our competitive advantage is our ability to bring the coordination and the diversification of the product line all to bear so we get the right answer or the right resources, the right capabilities. The depth and breadth of our resources are unmatched. Our industry programs are clear differentiators. They really do make a difference in those industries where you need to be more than a mile wide and an inch deep: Healthcare, Telecommunication, Energy, Automotive. We need to understand

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the value drivers above and below where you are in that specific client; otherwise, you’re not going to get the right answer and the right solution. The expanded suite of products has been well received by our clients. In fact, they’re saying, “give us more, give us more. We like what you’re doing,” and we continue to unencumbered by the issues facing the big 4 which are the Sarbanes-Oxley, independence, COPPA restriction issues that we really don’t have to deal with here.

The last slide is just a representation of the most current yielding table. I mentioned that we are at 128, and you can see the spectrum of cases by our competitors thereafter. Thank you.

Roger Carlile, Senior Managing Director, Practice Leader:

Good morning. I’m Roger Carlile, here to speak to you about our forensic and litigation consulting segment. As Delane mentions, I start with the same thing; that’s really what we’re about; it’s this division that we’re trying to create of FTI. This aligns perfectly with FTI’s vision statement as well. Our goal is to be world’s leading provider of forensic and litigation consulting services that organizations and their counsel rely upon when confronting critical issues that shape their future. That’s everything we’re about. There are some aspirational aspects of that, for example, world’s leading. We are primarily domestically oriented in forensics and litigation consulting. Our clients, I’ll talk about this later, their needs are going global and they are asking us to go with them. Hopefully over the next months and years you will hear more of how we’re responding to that client need.

I’ll talk a little bit about how we’re going to achieve that vision, what is our mission, and what we come in and focus on each day. What we want to be known as is throughout the world is having the best people, the best services, and the best financial performance. We are going to accomplish that by focusing on a few key things. First of all, we’re going to have to attract, retain, and invest in our high performance people and technology. Delane really finished his comments with that, and it’s critical. We can’t serve the best clients with the most complex problems if we don’t have the best people. Our platform and our strategy are attracting those people. We are building those people every day, developing them on our own. We are also having to retain those. That’s a key skill right now, or key issue right now, because everybody wants to be in this business.

We’re going to collaborate to bring successful resolution to the most complex and critical client issues. Hopefully when you look at our metrics, you will see that compared to some of our competitive set we have things like higher billing rates, higher revenues for professional, and there’s a reason for that. It’s because we bring, we believe, a higher value than our competitors because we are dealing with a more complex issue. We don’t think our clients come to us for the garden variety issues; they come to us for the most critical

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issues. As we mentioned in the vision about being a world’s leading, we’re focused on enhancing our global ability to serve clients. Already we have teams of people that are going around the world to solve those issues, but we have clients asking now if we can have people on the ground in those markets. We’ll be adding to that capability, I think, in the near future. In the end, it’s really this: It’s delivering results to earn the loyalty of our clients. I think you’ve seen in our annual reports some of the stats about the number of matters that we do every year for the number of clients and 80 to 85% of those are repeat or referral business. That’s really what we’re about. We’re about serving the clients the most complex problems in a way that they come back to us again and again.

As I mentioned, we want to perform at a level where we are able to provide superior financial rewards for our employees and our shareholders. We want the benefit of being the best. It’s really circular. We have to perform the best so that we have the resources to have the employees to solve the most complex problems. Our strategy really is circular. We have to do all of those things well in order to be the best. We manage our business by focus on FTI’s core values, and there critical in everything we do and certainly a forensic and litigation consulting, they are extremely critical. For example, integrity is really all we have to sell. Many of the problems that we are dealing with, investigations, litigations, those types of things, require somebody who is independent, objective, and has the highest integrity. You can’t be questioned why your answer is the way it is because there are many decisions and outcomes that are based upon the work that we do. Integrity is critical for us, as is quality. We absolutely have to have the answer right every time because decisions are made on those outcomes. We define quality as both having knowledge that they need, the most knowledgeable answer, but also timely. Often in what we do, the right answer a day late is the wrong answer. We have to be sure that we’re knowledgeable and timely. Tenacity: This basically is, we’re dealing with the most complex problems. It is going to be difficult at times. We’re solving problems, in many cases, that have never been addressed in quite the same way. The facts differ every time. The issues that arise are different. Who knew months ago that we were going to have stock option dating issues and spring-loaded issues and all those types of things. Tenacity means we cannot stop until we’ve got the answer that the client needs to solve that problem. Ultimately, relationships. Relationships are at the core of our business. I define relationships as the relationships we have with the clients, the relationships we have with our employees, our families, our friends, all of those. We have to be sure that we can be successful in this business respect and balance every one of those in a way that we meet the needs of all those relationships. More than anything, our business is a people business. Our clients are people, our employees are people, everybody we deal with are people.

Looking at the overall goal for FLC, I think you’ve heard a few times Dennis, Jack, Bob, and Ted speak about the vision that we’ve cast to be a billion dollar revenue organization in the year 2009. Obviously FLC is supportive and participative in that. Our goal in 2009 is to be

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between 250 and 300 million dollars of that 1 billion dollar goal. We’re roughly in that percentage range of about 25 to 30%. To some degree, we are looking to grow and support that and stay in our relative position within the organization. To do that, that represents a 13 to 18% compounded annual average growth rate over the 2005 results. You can look at our numbers through the first quarter, but we’re tracking on those rates and that range now.

I often get asked, what is FLC. What does that mean? Forensics and litigation consulting... If I were asked that on the way up in an elevator, I would give an answer that basically said that we help our clients in 2 primary domains or problem solving areas and we do that in 2 primary postures. The domains are going to be disputes. We deal with situations where facts, people, or organizations don’t agree. That’s a very broad definition and can cover a lot of things. That’s really what we do in forensic and litigation consulting. The facts don’t agree. Somebody needs us to get the facts, investigate the facts, assess the facts, analyze them, quantify the results, and help them resolve the situation where they don’t agree. Our investigation/integrity, and I put in integrity because you see that plays into the postures, but these are situations where financial or other behaviors do not comply with some preset expectations. Those expectations may be legislative, statutory, regulatory, or just a corporate behavior standard or compliant standard. There is some standard of expected behavior, and somebody has to confirm that that’s not being met. They want somebody to come in and investigate that, quantify it, possibly develop control so it won’t occur again, and remediate it.

We do that in 2, what I call, postures. The most common, the biggest part of our business, it’s frankly like emergency medicine, so it’s probably the most least rate sensitive, is reactive. This is when it’s after the fact. The potential risk has or is perceived to have already occurred. The fraud has already occurred. The misreporting has already occurred. The dispute has already occurred. They want somebody to come in after the fact and help them deal with that, quantify it and assess and resolve that issue. We also do things in a proactive posture. All of the problems that may lead to disputes or investigations, over time you can see what causes those and we can deal with those in a proactive sense. Services here are provided in advance of a potential risk actually occurring and it’s an effort to mitigate that risk. That might be control mechanisms or compliance programs or things like that that moderate behavior. We see that in post acquisition dispute that the way the documents are written continually cause there to be the same types of disputes so we can counsel our clients on how to do what they are doing slightly differently so they don’t have those disputes arise later.

The primary buyers of FLC services are really in 3 domains. The historically largest buyer of our services would be litigators and major law firms. That’s probably where we’re best known for our services. More people there will know us than any other group of buyers. In-house counsel of major corporations are becoming more and more critical as well. They are

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taking a stronger hand in deciding who the providers are. They are going to give services they need. They are working more closely with their outside counsel in making those decisions. Then, post Sarbanes-Oxley, the board of directors and audit committee committees are becoming an increasingly large buyer of our services. They are trying to respond to their new responsibilities and the risks that exist post Sarbanes-Oxley and Enron, and those types of issues, and so we are really focused on getting our message out to those 3. In fact, we’re reversed a little bit because we are better known to the litigators than we are the board directors and audit committee members. We are spending more of our effort in terms of getting our name known from the bottom up of this list than the top down. We’re focused on getting our message out with all of those buyers.

In terms of our competitors, we break our competitors down into 3 tiers. I’ll just go ahead and show you those. Tier 1, tier 2, and tier 3 really, if you think, the differences in these are primarily one of scope of services and really scope of personnel. You look at the tier 1 competitors, these are the individuals that have both the services and the quality and the number of personnel that they can compete on an effective basis with us and we see them on a regular basis in competitive situations. Tier 3, we frankly almost never see those individuals, but they will pop up from time to time. Tier 2, we see them on a regular basis but they will be in limited situations because their portfolio services will not be as broad as ours. In terms of competing for people, though, the tier 2 competitors are the most aggressive. All of them have a strategy to be tier 1 competitors. Those are the people, the tier 2 competitors, that we have the greatest difficulty in them wanting to attract our people. Frankly, it runs the risk of increasing our cost of service. It is really, as Jack mentioned in his opening comments, the culture and all the things that we are doing that hold people beyond just money because the tier 2 competitors are quite willing to spend a great deal of money to attract our people. Our market position for forensic and litigation consulting, I’ve mentioned this before, FTI is the only known provider of what I consider to be the entire FLC portfolio. Our other competitors, even the tier 1’s, nobody offers all of the services that we do from beginning to end. The ability in connection with our technology segment can go all the way from getting data, whether it be in paper format or digital electronic format from the very beginning, all the way through managing, assessing, doing the types of financial consulting, the investigation of the dispute consulting, developing opinions, and presenting that at trial with our trial services team. In terms our graphics consulting capability, jury consulting capabilities, our trial technology, Trial Max with is our proprietary call technology software. We are the only service provider, I am aware of, that can do that from beginning to end. That really is our market leading position in terms of our services. As I mentioned before, those tier 1 competitors will offer the broadest range of competitive services, but there is none in that last that has that entire range of services. At FTI, we are one of the largest providers of FLC services in North America, and that’s true provided the fact that we play at a level that is at the highest levels in terms the client value and complex problems and billing rates and all the kinds of things that go along with that. It does imply that global

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growth represents one of the significant opportunities for FLC. As I mentioned before, our clients, corporations, and major law firms have problems that are moving around the world as capital moves around the world. We have clients asking to us to go to those places, and now we have clients asking us to be in those places.

In terms of dynamics in the market place, the small number of accounting firms, the large accounting firms, and the Sarbanes-Oxley regulation continues to create a need for larger scale multidisciplinary firms. Historically, many of the clients that would need services at the complexity level and the resource level that we provide, would have gotten those from 3, 4, 5, 6, 8 accounting firms. Post Sarbanes-Oxley, as Delane mentioned, the accounting firms are either completely out of the business in some cases or in a much lower scale position than they were before. If you are a buyer that needs resources on that scale, or that level of expertise, there aren’t a great number of places to go. I think over time you are going to see the marketplace shift to where you have these larger new players of which FTI I think will be the winner in that group. You are going to have large, multidisciplinary firms that can provide that broad range of skill sets. Concerns regarding business ethics, conflicts of interest, and integrity issues continue to escalate, and I really see no change in that. In fact, I think that coming out of the Enron situation, and through business now, there’s a much heightened concern of conflicts of interest and ethics. All of those types of issues. I think that the business environment, as much in political environment and journalistic environment, much more quick to react. Business in a sense is reacting much more quickly as well. To get on those issues, understand those problems, I think that creates a real positive environment for us in the long-term. As I mentioned, investment capital and business is moving globally. It had been for a while, but it is moving much more rapidly everyday. That creates a big need for our services around the world. The numbers of disputes as shown in civil litigations continues to increase in terms of filings. For our cost services business, it is positive that when trials go to jury, more and more of those are now jury trials as opposed to bench trials, and that creates a more complex communication need for our trial services team. As I’m sure Barry will talk about later, and Neal Hochberg from an investigations area, the advent of electronic information makes it critical that you have an organization that has the ability from beginning to end to be able to gather the data, manage it, and analyze it and link that in a synergistic way with your consultants and professionals who are going to reach conclusions based on that data.

In terms of market size, I am not aware of any studies that has sized this market, the financial consulting aspect of this market. We have done our own analyses looking at the competitors in the marketplace, their number of professionals, revenue of professionals, those types of things, and developed our own estimates, and we think that our best estimate is for the North American markets, essentially the U.S. and Canada for the North American market, but the total market for FLC services is about 2.5 to 2.9 billion dollars. Obviously we don’t reach all of that market because we are playing at the upper end in

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terms of complex issues, problems, and the resulting value that we bring and the rates that we command. For the relevant market, the part that we think we achieve, we think we have about a 10 to 12% market share of the relevant market. We think that’s growing every day. Maybe a good test or example of that is the stock option dating issues. We’re tracking that. We have a pursuit team that’s focused on it. We’re aware of about 60 to 70 companies that are now dealing with investigations, subpoenas, those types of issues involving whether they had potential back dating of options or spring-loaded of options, all those types of things, and we’re running—it varies based on when new companies are announced or when we win product, we’re running about a 20 to 25% market share in terms of number of wins where we are helping companies and their counsel deal with those issues, all the way from, it may mentioned later with Barry, we’re dealing with early up getting the evidence, the electronic evidence, dealing with investigation of what actually happened in terms of dating of those, what were the circumstances around that. As Jack mentioned, I think ultimately some of the bigger issues are going to be the potential financial restatement, the tax issues that come out of that, and possibly civil litigation as well. Again, this points out that the international market represents a great growth opportunity for us, particularly in the investigations, the risk areas, intellectual property and construction services, these are products that are needed around the world. We see those often around the world. These are the ones where our clients are having problems around the world and asking us to help them with it.

Just to understand our market structure, our product structure, we have a trial services business, as we’ve mentioned. There are probably 3 primary ways that they handle clients in the area, graphics consulting, helping them really take the message they are trying to present. We call it trial services. A majority of the work is in a litigation or trial, but it can be done in any way they are trying to present a complex issue to an audience that would maybe not have the depth that they would like to understand that. They do a great deal of graphics consulting. Trial technology can take all those things we gather right at the beginning and when you get down to what the most important documents are and help present those in a way that’s understandable. There’s jury consulting. As I mentioned, we deal with disputes through our dispute advisory service, we do a broad range of things. I’ve listed probably 3 more common ones here. We do damage analysis. We do expert witness. We have damages and liability. We do claims analysis. Essentially all those things to help bring people together on those facts that don’t agree and help them discuss that.

In our investigation and forensic accounting group, Neal Hochberg will be here and leads that, and he will be here later today to talk about that. We have 2 broad areas there. The financial investigation and forensic accounting issues, that’s dealing with all the financial restatements and financial investigations and things like that. Then we have global risk and investigations. That really is more around at nonfinancial investigations. Deals with business intelligence, who you are doing business with, if you are doing deals around the

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world, those types of issues. You’ll hear more about that in depth later. Then we have a set industries that we are very focused on: healthcare, pharmaceutical, insurance, banking. Then running through all this, we have product groups that we focus on. The construction product team and intellectual property product team, all of those groups are focused on dealing with very specific issues that come up, either disputes or investigations. I won’t read this you can see it your book more closely, but these are some of the selected classes, this is a way a client might speak about our services. For example; in dispute advisory, they might come and say, I’ve got a construction claim, or I’ve got a general commercial suit, I’ve got a breach of contract or a class action lead, same thing in the investigation, they might come to us and say; We need an independent monitor, or We’ve got financial reporting fraud, or down in our trial services they might talk about doing “Markman hearings or IP tutorials. So, those are the types of things that they speak about. In terms of our key business priorities, our key client relationships are critical to us. So, we are focused on being sure that those important clients that we understand their problems deeply and solve those. We’re focused on developing and growing our products, actually you will hear about on of the key ones today, investigations in forensic accounting.

Geographic growth: We are growing out, we have growth prospects in some of our niche products where we’re not yet in the dominant market position everywhere in the US, we are working on that as well. I think one of the key or most important is that continued focus on attracting, developing and retaining those personnel that can make all of those things happen for our clients and our shareholders.

In terms of the key growth opportunities, as I mentioned a few times, the international markets are a key growth opportunity for us. In terms of product and services growth, you’ll hear about one of the key ones today, from Neil; intelligence, investigations, SEC accounting advisory, but also intellectual property construction advisory, I think you’ll hear more about that from us over the coming year as we grow those areas.

Our industry capabilities, I mentioned the ones that we’re focused on, we’re looking at a lot of growth opportunity in the insurance industry, in the banking industry as you’ve seen the issues that those industries are dealing with. Our synergies with technology, I think again you’ll hear from Neil and from Barry and Seth later on how critical it is to deal with the technology and how it runs through everything we do, it’s a real competitive differentiator for us.

Barry Kaufmann:

Good morning, my name is Barry Kaufmann, I’m the technology segment leader in this market. I going to be introducing you to the newest segment within FTI. I will talk a little bit about the markets that we serve, some of the key demand drivers, what we believe are the

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offerings or services in response to that demand, and our strategic priorities going forward. This afternoon, Seth Ryerson, whose sitting here in the front row will talk about the practical application or what we call the end-to-end solution, to show you how to convert some of the strategic concepts into what we believe is our valued proposition and how clients receive it. When we talk about the market size, I think we have to stop and maybe give a little bit of context, since this is our first chance to maybe give you a closer look at our business. In terms of the market for this purpose we’ve been focusing on what is called the ‘Electronic Discovery Market” and for this purpose it’s the traditional litigation discovery process from data acquisition all the way through presentation and analysis in the context of then how do you apply the technology to that situation? So, this is a working definition it is not all the markets that FTI serves in technology, but it is our prime focus.

Roger’s team and our team are combined so that we go to market together and I just want to focus on that one element. In 2004 there was a market survey done by a third party that estimated this market to be approximately a $1.2 billion. A study that they had done 2 years earlier, had it somewhere around $800 million and then in 2005 a separate group established a market range estimate of approximately $1.8 billion. In any case, what we are trying to do is assess the context, how big is this market, how viable?

Well there’s 2 things going on here: One is the rapid growth in this market as electronically stored information or digital information becomes more prevalent, and not just in the litigation context or an investigation context, so what we call complex data analysis. Secondly is the growth has been in the high double digits, that can’t continue exponentially, but certainly we think it offers a unique opportunity for FTI in conjunction with our other practices to experience positive revenue growth. The buyers in this market have been traditionally for FTI and where we have targeted similar to forensic and litigation, “the Amlaw 100”. Primarily because it stems from the litigation market. However, trend -wise, if you look the reality, when you see the cost of what is involved in electronic discovery or electronic evidence, or these large scale information analyses, the corporations are more and more taking an active role in the buying decision, so you have chief compliance officers, chief legal officers, information technology personnel, all saying: “Now, this a big enough budget line item that we want to be involved, there’s too much at stake here”. But overlaying the economics is the reputational risk, and therefore the companies want to be directly involved all the way up to the C-suite and the buying decision.

If one was to do an informal search of who are the participants in this base, whether one uses a search engine or just kind of flip through the various directories of industry participants, it is a highly fragmented industry. As recently as a couple of months ago, we just did a quick scan and we found, quickly if you type in the word ”electronic evidence consultant”, 200 companies pop up right away, but as I am going to show you later, there’s typically 10-15 companies in each of the niches that we participate in, that we may face off daily in the market, but it is not always the same 10 or 15. We will show you some of the different models that we compete against.

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The other thing that’s driving the growth of this is the definition of “And what is electronic evidence?” What started out as the traditional paper-driven conversion to a digital environment, is now rapidly expanding as we all face different ways to communicate electronically, and so the concept of what is a document has been broadened and also the judicial decisions have been driving the discovery process to say almost any electronically stored information is potentially discoverable. So, that gives a breadth to the market, but there is a second factor, which is traditionally we had focused on the litigation or as Roger puts it, the dispute portion of the market, something that we think is going to go to trial.

There are 2 parties and it is an adversarial situation, but the reality in the last 18-24 months and for the foreseeable future that we see driving the demand, is the investigative market. Many things that never show up in the Wall Street Journal drive our business, because companies are taking a much more proactive role particularly at the board of directors and the C suite to say “I need to know what’s going on in my company; are we meeting the standards of behavior, are we meeting the standards of conduct, such that if others were looking at our business practices they would be well accepted and well respected”.

On top of that, we have much more of an activist environment, whether is the State Attorney General, the SEC, the NASD those are the kind of the minimum compliance to stay in business and protect your reputation, but now we have legislation that’s much more aggressively imposing on companies and their infrastructure the need to comply.

So, if you are in the healthcare business with the term HIPAA and it has to do with the privacy of the patient information, has staggering impacts not just for the medical companies that you may see on large scale, but almost anybody in the healthcare supply chain. Similarly due to the inadvertent leaks or sometimes intentional leaks of information, you can open up the newspaper almost daily, and see where personal data has been exposed, and that triggers wild reaction of what are we doing about our information security, each of those triggers in turn or review are the practices, the policies and the actual infrastructure in the technology able to support this.

We also have something coming up in December that will further stimulate demand and we believe a rethink in the corporate market particularly, in the federal rules of civil procedure, there are updated rules on electronic discovery that go into effect in December, that we think represent a paradigm shift. Right now the period for electronic discovery can be up to the opposing councils to come to some agreement in it may drag out indefinitely, and that drives the cost and time up for companies to comply and law firms and the review effort. Under the new and revised rules of civil procedure that will go into effect and they will

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extend to other investigation, there is a collapsed window for agreeing and how to go about electronic discovery, there’s definitions to what they believe are safe harbors, what are the responsibilities of the company to be able to respond in a shortened period. So therefore, more emphasis on planning as opposed to gathering information, will flow to the companies and in turn it creates a need for services that Seth is going to outline that we might term information life cycle management.

Finally because of the privacy breaches, a company’s ability to provide products and services in a secure fashion and on a global basis, is fundamental. So, as we look at some of the things that we might grow our technology business, its going to flow from the traditional litigation environment to things that Duane talked about in the MNA market and Ed will talk about later in transaction advisory, which is a secure deal room is very important, you don’t want bidders accidently discovering who the other participants are or what shared information is.

So, we have these basic, what I’ll call “Qualitative Drivers” but this is compounded by a stunning growth in the sheer volume of information that we deal with daily. Each of you I am sure has walked down the street and seen people reading their Trios or their blackberry’s or something it is like you are constantly connected to your e-mail. If you look at the volume, the growth rates are rather stunning. IDCs provides just some basic facts that say business e-mail has doubled from $30 billion to $60 billion in just 4 years, if you put that in the context of a company trying to comply both with its own policies and laws and regulation, you can see when we’re brought in on an investigation basis, how quickly these huge volumes require technology to help solve these issues.

Similarly on large scale data basis, we’re seeing rapid growth, in some cases doubling as people to try to mine the information within their corporate data bases. We also have seen a change in the buyer, today the likely buyer of our technology services is 2 to 3 times more likely to be the Amlaw 100 or the Lawfirm. But we continue to see and receive direct RFPs from large corporation, that says we are going to participate in this market in this buying decision.

As Roger pointed out, its not just following the information, but you have to be on the ground, and so global requirements are a key capability. Within this context, what are the FTI technology products and solutions to address this? We have broken it down for presentation purposes as opposed to the way we functionally operate into 3 areas: One is our technology consulting or forensic electronic discovery and computer forensics, that’s the traditional professional services model or as you might look at it, the rate times hour part of our practice. A second part of it is, our technology services and related application solutions. That’s the intellectual property primarily embedded in Ringtail, but we also use commercial products primarily for Microsoft and we integrate those 2 to provide software as

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a service for what we might call the repository services, that’s a different business model than FTI’s traditionally had and it is more volume and efficiency based rather than rate times hours. Finally with the acquisition of Ringtail in the first quarter of 2005, we’ve changed to the revenue model so that we have a business licensing, that some clients want to install the product directly in their environment and that leads to ongoing licensing and technical support opportunities.

Later this afternoon, Seth Ryerson is going to take you through some examples, but there’s 5 phases that we typically look at whether it’s for textual data, instant messengers, PDA, cell phones or large scale data bases which is FTI’s capabilities and technology go from the acquisition all the way through the presentation and analysis.

Where we think we can make a difference is distilling down or helping people find the veritable need in the hay stack. So, these opportunities may have a timeframe that last as short as 30-45 days or we have some projects that are now in their third or fourth year.

Real quickly, I want to give you an overview in technology consulting, where we apply it, what industries, you can see on the visual who the competitors are. The first one are the traditional professional service firms, some of the recent engagements we’ve done in technology consulting we’ve done a 10 year reconstruction of financial derivatives for a company that had to do a large scale restatement. We’ve done large scale data mining for anti-money laundering and financial institutions, and most recently we’re coupled with our bretheren in forensic and litigation consulting, taking a look at certain information related to stock options and their grant finding.

In our technology services, you can see a difference out of 10 or 15 competitors, but what is distinctive here we believe is, the length of the relationship that we’ve built up with certain clients, in some cases we’re in our 3rd or 4th year, primarily in large scale product liability cases. We will give a sample illustration today, but sometimes we may get involved in short-term quick investigations in response to a SEC inquiry.

Finally in the application solutions area, what matters here is do you have of a scalable product because we are working with very large corporations you need to be global and so we’ve built a secure web-based capability that serves our clients and large scale number of users and in some cases up to 400 simultaneously, but with the potential for Ringtail to service a much larger base of end users.

So, in summary, if you look at our competitors, I mentioned the 10-15 but it is a different 10-15 depending on the day, and not all of our services are required on every engagement, but we think providing an integrated capability to clients so they can select what they need in FTI’s portfolio services is very important. As I mentioned, there has to be a teaming with

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our other practices, we focused primarily on the forensic and litigation, but in our future we see deeper collaboration particularly with the economic practice and the antitrust and MNA and similarly with our corporate finance practice in the virtual deal room opportunities.

So what are our priorities? We think the key over the next 4-5 years is certainly built on 3 elements: The first is, our ability to attract and retain people similar to what Roger outlined. Secondly is our ability to innovate within our flagship product Ringtail and expand its capabilities. Finally, we think we have unique domain expertise in our other 3 practices and so as we work with economic or corporate finance or forensics and the combination of their domain skills and our technical skills we think that brings a value differentiator to our end clients in solving their problems.

Also rather than talk about geography, we’re actually doing something, you’ve seen our press release a month ago, announcing our expansion of our UK electronic evidence practice, but in fact it aligns closely with Ringtail, where we already have an install base as well as since Ringtail is of Australian origin we have a presence in the far eastern market.

We also think that going forward we have to consider different opportunities and different pricing models than the traditional professional services model and so the mix you’ll see is now moving away from a pure rate times hours to a blended situation that we think can service well.

In summary, I think its the different approach between the intellectual capital and working with our practices, that will cause our technology practice to continue to expand and take advantage of this $1.2 billion to $1.8 billion market. With that, I would like to introduce John Click who leads our economics segment.

John Click:

Good morning. I am going to talk this morning a little bit about our economics business segment. This is a quick summary of where we’ve been and where we are. Started with about 20 employees at the end of ‘98 and we are now at around 250 employees with major offices in DC, San Francisco, Boston, Chicago, and smaller sets of folks in New York, Dallas and Houston. We’ve got internationally recognized economists and we’ve got very strong senior management director and management director, analytical support for these guys, and I’ll be telling you a little bit about them as well.

We handle the full spectrum of economic issues, antitrust, MNA, complex securities litigation, damages, IP, employment disputes, and a lot of regulatory and policy issues as well. We have very strong industry focus like some of the other groups that you’ve heard telecommunications and media, healthcare, pharmaceuticals, energy and utilities,

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transportation, financial services and securities. We’re continuing to expand as Dom mentioned, we acquired Competition Policy Associates early this year, COMPASS for short, Bobby Willick and John Orzak will be here this afternoon to talk a little bit more about that. It substantially expanded our practice in the competition antitrust world, it really has cemented our relationship, I think that’s one of the premier economic consulting business in the world . The magazine that Dom referred to, Competition Policy Review also rates firms as well as individual economists and LEXICON and COMPASS, both were among the 6 or 7 firms they identified as premier firms in the world.

Our general litigation practice, by that I mean damage-type work, generally in commercial disputes, also continues to grow organically and very rapidly. Our network industries strategies group. Last year we talked about making a transition from work traditionally done for AT&T, the old AT&T and MCI into the new world, that transition continues to move nicely. We’ve diversified our energy offering, we hired a gentlemen named Andy Wiseman, who’s nationally recognized forecaster of fuels prices and the underlying market fundamentals. We started a publication called the Energy Business Watch, this year in which Andy weekly talks about what’s happening in the fuels markets and why. Like the others, it’s hard to estimate the size of this market, I’ve used this same slide for number of years and we’ve tried to do this a little bit the same way Roger did, looking at our competition, looking at the number of opportunities, we estimate it to be a $2-$4 billion market, very fragmented there are some major competitors of course, but in this business there are a lot of individual professors who are very highly regarded in the market, multiple business models. There is a lot going on, a lot of different ways people compete and again about 2,000/3,000 service opportunities along the lines of what we do.

In the competition antitrust area, we talked about Bobby Willick having been identified as the top competition economist in the world, we actually had the 3 top and 4 of the top 16 as identified by this publication. Donna Shortober, and Dennis Carleton tied for second and Meg came in at 16th, so we have premier expertise in this area. The work we do here is complex antitrust, MNA work, regulatory issues, heavily analytic much of what we do, as Roger was saying, that his practice is state of the art, cutting edge, analytical tools to assess antitrust issues, competition issues and public policy issues. Clients, major lawfirms and fortune 100 companies, more and more we’re seeing the companies get involved directly and interacting with our economists, about 75 consultants in this line of work and PhD economists, masters degrees are really required for this work.

The second group we have is a finance complex securities group, it’s headed by Dan Fushell as the former Dean of the University of Chicago Law school, wrote a Seminole article back in the early 80’s on -how to apply economic principals and securities fraud cases. The work these folks do is security fraud, market timing, some criminal investigations. I’ll talk a little bit later about some of the projects this group has done. Major lawfirm clients and fortune 100 companies, about 50 consultants, devoted to this end of the business and again PhD economists, some masters degrees.

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Our energy electric utility practice has been here for awhile Harvard Square is where that practice is located, headed by Joe Call he’s a professor at Harvard. Due to antitrust and regulatory, and commercial litigation, in the energy space we believe we have the largest energy litigation practice in the country. That practice continues to do well as the energy markets fluctuate the way they have been.

We also have a strategic solutions component to this, this is our sort of strategic consulting side and that’s Andy Wiseman, as I mentioned before, with Energy Business Watch and some consulting around strategic planning and due diligence work, energy related transactions. About 60 consultants in this group, most with PhD’s and masters degrees in economics, very deep experience in oil, gas, and electricity markets. These guys have been doing this for a very, very long time and they’re very experienced, know it well.

Our network groups, the group we’ve had the longest, does regulatory and strategic consulting in telecom, transportation, pipeline work, mostly regulatory, some MNA and some strategic consulting as well, these folks are masters and bachelors degrees in math, economics, engineering and that sort of thing.

General litigation group is headed by Dan Schlocheck, who’s an economics professor at SMU, ranked one of the 3 top applied econometricians in world. So, again very high level expertise, the major focus on intellectual property and employment disputes require a lot of data analysis, sophisticated, statistical, and econometric work, he has about 10 folks working with him, all of whom have advanced degrees in mathematics or econometrics.

Then we have a strategic solutions practice which we started from ground zero early last year, it’s focused on what I would call a business decision making consulting for company clients, rather than law firm and litigation oriented. It’s a very industry expertise focus, and very analytical, but it is focused on helping companies make internal business decisions. We have offerings in that space and transfer pricing, strategic marketing and model and data analytics and we started up this year with an energy practice there, Andy Wiseman and some other folks doing due diligence as I said before and we’ve recently hired a practice head in media and communications. I’ll try to list a few engagements here just to give you a sense of what we do, we represented Whirlpool and Maytag in getting their transaction approved by the regulators and in doing that as I said before, we often get called in when things are complex and we actually had to use some sort of cutting edge new ways of looking at market competition, but persuaded the agency to clear this combination on that basis.

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Our finance group represented Infamed in a complaint before the NASP successfully, our Harvard Square Energy Group just had a very unexpected, frankly, I think, win in the a case per client who was wanting to continue to charge unregulated market based rates for wholesale electricity in a market that the regulators thought was highly concentrated, and we managed to get them permission to continue.

Several groups, our network group, our COMPASS group, our LEXICON group were all heavily involved in the big Arbock Mergers that occurred last year and we’ll continue to do a lot of work for these clients in a wide variety of contexts. We got involved with Guidant in an emergency TRO that was attempting to block their merger, successfully I got the court to rule in our favor and we also advised Boston Scientific and Guidant on regulatory approval both here and in Europe. COMPASS has been successful recently in a couple of class certification decisions and 2 very high profile cases and John and Bobby are going to talk a little bit about that later this afternoon.

In terms of trends for us and the things that are going to effect our business and we think are going to help us to continue to grow include the lack of stability and energy markets, this is big for us, we have a big practice in this area, both in our economics group and more broadly at FTI. We think this will benefit us in a number of ways over the next 2 or 3 years for sure and possibly well longer than that. We have an increase regulatory activity generally, you see very active DC activity in this area, you see a lot of regulators here in the US, even in areas that you wouldn’t think like; railroads, really rethinking how they regulate their business’ and we are doing a lot of work around regulatory policy in a number of areas.

In the competition antitrust area, until recently, we were seeing a lot of coordinated effects litigation, price fixing, collusion, that sort of thing, and the class certification work, but in the last month or so we are starting to see a real up-tic in MNA activity, in MNA engagement, in interest in talking to us about various transactions, and clearly the FTC and EU are being a lot more proactive. In the EU in particular there is a very rapidly emerging demand for high-level economic analysis, which has been fairly routine in the US for awhile, but it is now starting to emerge in Europe. The regulators are demanding the more sophisticated kinds of things that we do. We have a lot of activity going on determining how to fairly distribute large settlements to individual class members, and we are seeing a big increase in IP litigation, which is a real driver of work for our Econometric Group, Dan Slottjie and his folks, and the competition antitrust practices.

Our major areas of opportunity in 2006/2007 is to serve this emerging MNA activity and to continue to be first call on major complex antitrust cases, including class certifications, create opportunities to add more internationally known economists, broaden and deepen our penetration in telecom, energy, health care, and the IP segments by working as key

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members of inter-business segment teams that we have here at FTI in these areas. We think they make a critical difference in our going to market as the economics group and more generally as FTI. We are finding them very effective ways to collaborate across our business segments when appropriate. We are going to continue to push hard into the IP area in economics. We do a fair amount of work there now. We have, I think, a great opportunity to do more as that work expands, continue to pursue internal referrals. We find more and more opportunities to not just cross sell but work collaboratively with our other business segments. John and Bobby will talk a little bit about that with particular reference to technology this afternoon, but we see a lot of opportunity still emerging to collaborate across segments, and this is particularly important, I think, for our Strategic Solutions Group. They have spent the last couple of months working with the Palladian Partners folks on a revenue component, a strategic marketing component to the work we do in interim management as an example.

How do we exploit those opportunities? Much the same as what you have heard from my colleagues already. We continue to demonstrate that integration here at FTI is real and has tremendous value. I think this is very important in our strategic solutions and competition practices. We are going to expand our academic economic practice by adding economists and entering in strategic alliances, moving into Europe. We are looking at a lot of opportunities in Europe and in Asia, and as I said, continue to push on this energy internally here. Longer term, organic growth, building on our internal relationships and synergies, continuing to hire and develop strategic alliances with industry specialists. We are an expertise-driven practice, and we need to continue to find expertise as it is demanded by our clients. Targeted acquisitions, if we find the right group, and extending our presence here in New York and on the West Coast and Europe, so those are where we are headed as a practice longer term. Thank you.

Thank you, John. All right, at this point in the agenda, I will ask the practice leaders to step up, and we have a half hour of Q and A to be followed by a buffet lunch for a half hour, and then at noon we will resume again with the initiative leaders that were mentioned in the presentation. Okay, at this point we are opened up for questions. We have a mic coming around.

<Q>Thanks. Good morning. Really just a question across the board, particularly DeLain and Roger spoke about how the sales process has changed or is evolving, and how about a little more color on how you kind of evolve with it if we talk about what’s said about the selling now more to the hedge funds for on Roger’s side of the world basically, going after the corporate more so than the law firms. Just curious how you look at that and how maybe your sales processes really evolved to take advantage of this and be able to be in front of them both when they need you and when they don’t need you?

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<A> From the corporate finance perspective, where we see it most dramatically changing is in the restructuring phase. The transaction advisory really has not changed. You sell TAS services to corporate development offices and to private equity sponsors, who are the primary buyer of those services over time, and they still are today. Where we are seeing the change is in the restructuring phase, and the restructuring business for any number of years was based on relationships with our senior lender community. That was the anchor of our practice when we started this in the early 90s, and it has allowed us to develop relationships with the most influential people in the industry by virtue of their own organizations filter all deals down to the workout group. We then expanded that into relationships with key bond-holder constituencies and trade, but what has happened now with this advent of new capital is the hedge and the distress.

Our national footprint and our national platform and the way we go to market is actually proving to be a strength for us that was unanticipated. By virtue of our common platform and our common P&L approach, we have SNDs who are collectively and continually working together to get the exposure to these hedge funds and these stress funds and these private equity initiatives. Because we are in the greatest number of cases in the business, we are seeing these people more than anybody else are and so when they come to the table they are not used to dealing with restructuring people, so they get to meet us because we are there. When the next case comes along, they meet us, the call us because we are the only people they know at the time, two more hedge funds or three more hedge funds in that case, and it has taken on a momentum and a life of its own, so it is that natural momentum that has occurred, coupled with, a strategic effort on our part to get out in front of these people and develop and enhance those relationships.

I think that the buyers of the week that I mentioned have always been involved in the process, because I think Barry mentioned it has changed a bit. You have boards of directors, audit committees particularly, and in-house counsels who now take a much more active role for a number of reasons. One, I think the risks that we deal with are now viewed as much larger enterprise risks in terms of reputational risk, financial risks, those types of things, and the cost of resolving them or not resolving them properly are much greater, so outside counsel is always going to be critical for us because outside counsel is involved in a majority of every one of those situations, but as in-house counsel and boards are looking to get more involved in those decisions, it is incumbent upon us to be known by them in advance. It increases our chance of winning, so we haven’t changed really anything we do in the outside counsel world. Everything we do in our sales process from shoe leather marketing, getting out and meeting those people, working with them so they see us in action, that is really one of the best ways we sell is people see what we do and they see how well we do it, but all the way to sponsoring things with those parties and advertising, we are doing all of those things. We have shifted some of those messaging types of events to boards of directors, audit committees, and in-house counsel, so we do things, for

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example, we are the lead sponsor of the economist and corporate board member general counsel forum. In the one we did in December of last year, Dennis spoke on that. It was about board issues. This year in San Francisco we also sponsored that, and we had Brian Napper, who you haven’t had a chance to meet, but he leads the FLC Intellectual Property practice, and that was a key focus on that was global IP, so we are spending time in those situations with general counsels and board members and others to be sure they understand our message and it clicks when they see us because they will see us at some point. We want them to have had that information up front and, when they see us, understand what we do so that it makes the buying decision much easier when they insert themselves into that.

<Q> Just to follow up the question, on the board side, is it still the outside counsel who is bringing you to the table and then the board nods off, or is the board more active in actually...

<A> I would say at this moment we get to more of the opportunities through outside counsel and their having been hired by the board, but there is a growing tendency for the board to have those relationships directly with us or to tell their outside counsel we think you should use these guys. When we do that, we want them to think of FTI. Thanks.

<Q> I have a question for Barry related to the Technology Group. I was wondering if you could comment about the demands you are seeing from customers who want to routinely have you manage their electronic communications as opposed to perhaps event driven types of demand and whether this change in the rules in December could be a stimulant to that kind of demand.

<A> What we are seeing is some of the larger clients like to start off with us providing the total responsibility, including the infrastructure, because the nature of the secure data center we have because it allows them to quickly scale, but because of the way we have architected the solution, we also respect our clients, who are rather sophisticated, and so we have the ability to take it out of our data center and convert it to what we call a direct install in theirs so they have time to plan the infrastructure, and because we have the, not only the technical infrastructure, but the professional resources to initially get them up through the learning curve. We always allow that option. How many have really exercised it? We are finding that to be a routine requirement now—can you provide both models to us and allow us to switch at a later date. Will the new rules of federal civil procedure stimulate that? Absolutely. One of the things that is consuming us for the summer is helping clients get ready. December 1 is going to be here absent anything else that happens, and the sophisticated clients, quite frankly, have been working on this for awhile, but what you are going to see is it permeate almost all litigation, and if you can produce something in a civil litigation or if you have ever provided anything to a government agency before, it is pretty

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hard to say, “you know what, I can’t produce that,” and so we are going to see what we believe is a spike for awhile, but we’re not building our strategy around it. What we’re trying to do is get into this information life cycle management. Have I responded to your question? Thank you.

No other questions? Oh, the one in the front....just...

<Q> (Speaker has no microphone)..              talk about that from an organic perspective             .

<A> I thought that, and then we can add to the practices. Our preference would be to acquire. The opportunities in Europe, though, are scarce. We were not going to just sit back and wait forever until one of the large practices became available for us to acquire, so we began dipping our toe in the water and expanding by group hires and strategic hires. Obviously, that takes a lot longer time. We are not known in Europe like we’re known here. We’ve got the footprint here and the reputation here that helps us. We generate work here that we send overseas, but we don’t want to have a practice that hinges only on that. We want to have a practice that has in-country revenues, so we are looking and continue to look at strategic acquisitions of people and, keeping our fingers crossed, some good practices in Europe, but right now it is tough to find a practice that meets our investment criteria and meets our quality standards that is available. If we expand into Asia or South America, you will probably see that as an acquisition, much more difficult to qualify individuals to start up a practice there. The relationship with Europe is a lot closer to the US than Asia and South America would be. When I add to the specific practices, probably economic consulting may be one that would be easier for us to start rather than acquire because we do have, as John mentioned, a globally recognized economist that can help us kick-start that immediately.

<Q> On the technology side, you mentioned earlier that there has been some new entrance into the market. Can you talk about who they are, who you think are the strongest new entrants, how it is affecting your business or how you think it might in the future?

<A> First of all, I don’t know that I’m the right person to give you the industry perspective of who are the strongest. We respect all our competitors, but we are pleased to compete in all the space that we think we have capabilities. What we are seeing, though, as the market enlarges that it is going to attract some of the larger companies to enter. If you follow some of the recent acquisition announcements, you will see that Xerox Global Services, which is a participant in this space for quite awhile, has gone out and made a targeted acquisition. Similarly, Computer Associates in the last 12 to 18 months has picked up two different companies, and that is not necessarily CA’s traditional space, but if you think about capabilities, you are seeing larger companies participate. Where we feel

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comfortable is kind of speaking to our capabilities, and one of our unique strengths is my partners to my right. Not many people can replicate the depth of either industry skills or functional skills that go with our technology skill, so that is kind of our different recipe as well as our ability to kind of move faster in innovation because I really only have to talk to Tom and Jack and Ted and Dennis so that if we need to do some applied R&D to solve a client’s problem, and clients want that.

<Q> (Speaker has no microphone)

<A> What we have found structurally is that we don’t really track it by consulting versus product because most of our engagements are a combination of both, but certainly in our application solutions and our software service, that has been growing certainly at the market rate, which is in a much higher percentage than consulting, because in consulting first you’ve got to hire the people, and it is hard to scale quickly, but also the nature of investigative work, when you are doing software as a service, you are going to see some examples from Seth where we’ve had to bring up incredibly large volumes in short periods, so we have more spikiness, quite frankly, in our revenue, but also hopefully more stickiness if we perform at a quality level.

<Q> And for DeLain, I was curious what you think could be the next industries that are likely to drive your turnaround restructuring work kind of at the tipping point.

<A>             to have that. We continue to see for the next three to five years tier one, tier two, tier three space is going to continue to be very robust as each layer works to right-side this organization and the streamlining it has caused. It is going to go downstream and downstream, so we see that continuing to be very robust. There continues to be an out-sourcing of the remaining textile business in the states. While not large, it is continuing to move on and go away, and in any other businesses which I can more broadly describe are those which are embedded or burdened by legacy benefit costs and domestic manufacturing, absent some competitive advantage, they are under increasing stress and increasing risk to deploy those productivities and skill sets offshore, and that creates its own set of dynamics of those who can and cannot do it well.

<Q> And as you are pursuing smaller average deal sizes, are the economics changing a bit for you as well?

<A> The deal size itself does not so much change the economics other than the scale. Of course a $200 million company or a $400 million company is not going to have the same level of resource commitment as does a Delphi, for example. Where we really see the economics being impacted today is just that the overall competitive nature of the market because of the relatively low level of restructuring today compared to what it has been two

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or three years ago, and we are seeing a shakeout of the industry of people leaving, consolidating, or going on and doing different things, but for any number of years while we have been the beneficiaries of being able to play in the largest restructuring cases in the country, and we do, the bread and butter of what we do is middle market cases because there are so many more of them.

If there are no other questions, I guess we can wait for lunch. I don’t see lunch here yet, but we’ll reconvene at noon to begin the next session. Thank you.

Well, welcome back. I hope you enjoyed that great buffet lunch that we had. The second part of today will be to hear from the initiative leaders. These are the initiatives that are housed within the products, and our first speaker is Ed Bartko, who leads our transaction advisory service practice within corporate finance.

Ed Bartko

Thank you, Tom. What I am going to talk about today are these four areas, to give you an overview of TAS and then talk about our clients, because that really determines our success; a little bit about the market and the competitors, and then finally the financial goals for 2009.

The TAS practice, if you could take away one point today, we are a multidisciplinary approach to solving our clients’ situations dealing with buy-side or sell-side transactions. We are housed inside the Traction Advisory Services Group, as you can see, but from the standpoint of working with the other parts of FTI, as have been mentioned today by my fellow associated, Barry, particularly, and certainly in the litigation practice, we draw upon the resources that are located inside those other business segments within FTI. For example, in forensic and litigation, we draw upon deeply on the SEC skills that were brought to us by the Ten Eyck Group when we did that acquisition. On the economic side, we go deeply into Lexicon with their industry expertise to help us gain new engagements, and then on the technology side we use professionals in the IT group to actually help us do our IT due diligence. The other good thing inside corporate finance is we get a great deal of referrals from the other parts of the business, Palladium Partners, Capital Advisors, and quite honestly most recently on the restructuring front, which I will talk about later.

From the standpoint of why we are able to build this practice as rapidly as we have been able to, it really rests upon two things: One, we truly can be objective. We are not trying to add on work from the standpoint of an audit or tax client, and then probably more important is the fact that we use very senior experienced people to do the work. We are not a

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leverage model. We tend to drive either three-to-one or four-to-one from the standpoint of a senior SMD and then other senior people. Our least experienced people tend to have five or six years experience working in the big four, and so that is one of our differentiators, having that senior level hands-on support.

We have two entry points in terms of the deal compendium, and that is really on the deal due diligence closure side, as you can see, where we come in on the buy side due diligence, and then most recently on the exit strategy part of the investment life cycle, be it sell side or post-transaction services, which I will talk about.

Four subproducts are marketed outside of the TAS practice, and this is my elevator speech. It is the buy side due diligence, the sell side due diligence, the asset base loan due diligence at pre-lending stage, and then post-transaction services, and again highlighting that we really draw upon the technical resources available to us in the rest of the FTI to make us play much, much larger than the 45 people that we currently have in the organization, and the 11 senior managing directors.

I am going to drill down on these four subproducts, so you have a better understanding of what we actually provide to our clients. In terms of the buyer services, the interesting competitive advantage that we are seeing is that there is a real scope of service situation that is hampering the big four from paring out their ability to really drill down deeply into the due diligence engagements. They cannot get actively involved in a target’s projections. They cannot actively get into valuation of the target, and most recently they are being restricted from the standpoint of tax structuring, and this is all coming out of the PCAOB which was brought about by Sarbanes-Oxley offering. On the other three product offerings, the FFAs lender services, what is nice about that is it gives us entry points into some private equity firms as well as into the major banks, and you will see some of our clients later, and so we are using that as another entry point to get more work in funds that may historically been using the big four.

The sell side services is becoming a much bigger opportunity for us, particularly in the corporate front, and we have gotten some very large engagements recently - the most recent one is working with Delphi. They came to us as a result of our participation serving as the advisors to the debtors; and then post-transaction assistance. You will see some of those types of merger integration that we have been able to bring to FTI as a result of the type of people that are actually housed inside of the TAS practice being ex-COOs/CFOs of major billion-dollar New York Stock Exchange companies.

Again, drilling down a little further in terms of the buy side due diligence, this is your classic, on the left-hand side your quality of earnings analysis, and what makes us different from the standpoint of the marketplace is really that last bullet under quality of earnings.

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Because many of our professionals have participated in some of the major bankruptcies in the country, me included, we have a different perspective on looking at cash flow. Most of the professionals inside of the big four have always looked at very robust, stable companies. You really do not understand cash flow and EBITDA analysis until you have looked at a troubled company; so we are able to bring that perspective to the due diligence process which, again, has helped us gain a number of entries into private equity groups.

On the industry side there, again, a lot of that competitive market analysis, revenue stream analysis that was discussed this morning, that is a differentiator for us also. There are not too many people that can provide revenue-side due diligence, and with the additional of the skill sets particularly Compass here most recently we are very excited about expanding in that particular area.

On the IT front, we look heavily to Barry’s group to help us do the due diligence on the IT platforms. Can they be scaled, and so having that technology experience insight is very helpful to us. And then on the structuring side, you might recall seeing a press release here this spring. We were able to bring on-board Joe Doloboff, a very seasoned past expert, treasury experience, Skadden, Arps, big four, and we have been adding to our tax capabilities this year, and so we now can provide the full spectrum of requirement in a due diligence engagement.

From an office location standpoint, we are not in all of the offices that FTI currently has. We are primarily focused on those markets that are more likely to have the private equity groups that we will be targeting, so the New York, the Chicago, San Francisco, Los Angeles area, but you can see the offices that we are in. We are looking possibly to get into the Dallas marketplace to expand our capabilities in the southwest.

From an international standpoint, we have been servicing the international front through a combination of country expert, as well as ex-pats. The two columns there closest to me starting with Canada, those are countries we have recently done work in in 2006, so we have been able to actually undertake specific due-diligence engagements in a number of countries. We are looking to expand our capabilities, particularly from the standpoint of Asiapac with a number of hires coming in the Summer, as well as Latin America, to increase our coveragability from a language perspective.

As I said earlier, the real scorecard for a practice is not so much the head count, but who are your clients, and we have been very fortunate in being able to actually tap into some very well-known private equity groups, being Cerberus, GE Capital, the Carlisle Group, Fortress - and those were the platform for us then to go into all the middle market funds, which is where we are really trying to target, and that is the one-billion to the eight-billion dollars of funds under management. It is interesting how eight billion these days is a middle-market firm, and it used to be one of the top firms, and now the top firms are 20, 30, 40-billion dollars.

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So, by being able to demonstrate that we have serviced the larger private-equity funds, we then were able to get into the Francisco Partners, the Tenenbaums, the Sterling Capitals, the Golden Gates, and the reason they are so important is because they are much easier to change service providers. In fact, they believe they are being slighted by their formal service provider, which is the big four, because of the mega deals that are being undertaken by the Carlisles and the Texas Pacifics and the like. Some selected asset base lender clients, what you will see on here is a number of these actually go back and forth, so you have Cerberus, through their Ableco company, actually we do a lot of asset base lending due diligence for them or pre-lending due diligence, and JP Morgan Chase, Citigroup, Fortress who might, by doing the asset-base lender due diligence, we are able to demonstrate our capabilities and them move across or upstream into the larger true private equity parts of their organization.

The corporate clients were probably our hardest ones to penetrate, mainly because the boardrooms were so connected to the big four, and I know we have had similar situations in some of our other service lines in having people feel comfortable in actually hiring FTI, and now with a number of significant wins and leveraging actually the major bankruptcy situations that we have been on leveraging our contacts in the private equity group we have been able now to get into the boardrooms and into the C suite in some big corporate client situations. Delphi is a big sell-side transaction. We are helping them, assisting them in carrying out the carve-out and preparation of 1.6-billion-dollar part of their business. Power Automotive - we are helping them with their fresh-start accounting since we are all primarily all ex-big four CPA partners, some who have left and gone to be CFOs or COOs of companies, but then decided to come back to consulting. Viatel, the interesting thing there is that it is a UK company in the communications sector. We got that work through our communications and media team, and they are actually located in London, and we have been doing a lot of work for them, and that contact actually came to us as a result of relationship through JP Morgan. So, just as our litigation practice looks to the outside counsel, we actually can look to the private equity group to help us get additional engagements, and the Enron project was nothing but a bunch of purchase price disputes on all of their different business which I had the privilege of working on myself.

In terms of the market and the competitors, the market currently is dominated by the big four; however, I will tell you that there is a loud cry out there for alternative suppliers. The market for true four due diligence is about a billion dollars, and that does not include tax or valuation services, that is just straight core due diligence. We get that number basically through our intelligence and hiring people out of the big four so we know what the practice sizes are, and as I said, their E&Y and PwC probably control about, or the big four

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control about 75%, and the vast majority is by E&Y and PwC. The private equity groups, in my personal view, have surpassed the strategic buyers in terms of those who use TAF-type services. I think that is just going to continue with all the money that is in the marketplace. This whole scope of service issue is really playing into our first mover advantage where the accounting firms are everyday being squeezed as to what they can and cannot do, and having situations where we are getting work because the clients cannot get accounting answers from the accountants because of opinion shopping situations that they have.

And FTI really has been the first mover in this area in terms of alternative providers. There are others coming now: Alvarez, Navigant, Huron, but we were into the marketplace sooner, so I was able to get what I believe were the top candidates to come and join this new organization, but just as Roger was saying, we are now getting much heavier competition in terms of our next hires as a result of these new players coming in, in place.

In terms of the financial goals through 2009 and tying into the corporate challenge of being a billion dollars by 2009, we are looking to grow our 45 core team to 100 people by 2009, and looking to expand our international capabilities in Asiapac, Latin America, and continental Europe.

Neal Hochberg

Thank you, it is my pleasure to be here, my name is Neal Hochberg, I am a senior managing director that coordinates our national investigations and forensic accounting practice, and I just want to spend a few minutes talking about some of the initiatives we have going in that practice and just want to spend a few minutes talking about some of the initiatives we have going in that practice area. We are housed in our FLC business unit. This is one of our larger national, and basically going to be very hopefully quickly global products that we have to offer. We have a lot of international assignments, a lot of international affiliates. We have some more formalized joint ventures which we will get into in that arena. This area was broken up into two kind of very synergistic products: Financial investigations and forensic accounting, and our global risk and investigation practice group. This slide in your book is probably easier to see than up there; I cannot even see it on the screen, but what it really gives you on one page is kind of a synergistic approach and how much commonality there is with really technology driving all our practice groups and differentiating us in the marketplace through our forensic and litigation consulting group, our corporate financing restructuring practice, our economic practice as we serve the major law firms, corporate general councils, boards, audit committees, and private equity firms, and what the investigative practice is it is a large group. We cover everything from allegations of inappropriate financial reporting, employee misconduct, fraud, business intelligence, investigative due diligence, things that we will get into more broadly - white-collar crime, defence, etc., etc., and so our investigative business is relatively broad, as you

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see. We work very closely with a lot of other parts of FTI in our different assignments and our different venue, and we generally never do anything without our technology folks involved because we see that as a clear differentiator and I am sure Barry brought that up.

We do pure forensic accounting. We have regularly investigations, and we have some subspecialties in that area. We are very big in healthcare and the life sciences and insurance, for example. We do corporate internal investigations. We are very involved in the electronic evidence preservation gathering, etc., and hosting as it relates to all types of investigation, and then we provide litigation intelligence, and this slide really is a kind of a broad depiction that we will get into with a little more specificity.

First I am going to talk about our financial investigations and forensic practice. I had the pleasure about two years ago of making a presentation of a large engagement that we were lucky enough to be able to service, and it is great to be here two years later to just be able to demonstrate how much further we have taken the practice, both in terms of brand recognition, front-page named clients that we have been able to be engaged in service by, and the talent that we have been able to accumulate. What we do principally on a larger engagement is we provide investigative accounting assistance to legal counsel, audit special committees, other committees of the board, and management in conducting internal and independent investigations, generally responding to an allegation, a whistle-blower letter, and audit or concern, a third-party concern, etc. When it is needed, general and corporate governance or internal control breakdowns, but we do not have a sizable practice, and kind of the design of the internal control environment we got very involved when there were breakdown sufficiencies or areas that need to be looked at very critically very quickly with senior-level people. As I said, we respond to allegations of earnings manipulation, inadequate disclosures, misconduct or other suspected financial reporting activities. We get involved with fraudulent conveyances, misdirected or stolen assets, vendor kickback schemes, things of that nature, allegations of office or wrongdoing, and we are generally involved in presenting these findings first to our client, which is a law firm in many instances representing the board or the audit committee, and then to regulators such as the SEC, Department of Justice, etc.

The kind of experience we bring, we have been involved with and when I say we, we probably have 25 or 30 full-time managing directors and senior managing directors with either very significant big four partner experience at this level, very significant prosecutor to FBI-type experience or some industry experience collected, so we bring a very seasoned team of people with proven track records on planning, strategically aligning, and executing international investigations. We have been involved in some of the largest cases, as I said. Some of the ones we can name, a lot of what we do is privileged and confidential, and we are working under that for a law firm who retains us. These are some that have been in the news where we have had substantial rolls: Revco is a fabulous example for

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FTI as a whole. We have a very significant electronic evidence presence. We have a very significant forensic accounting and investigative presence, and we have a very significant, not major, but very significant in terms of results, corporate finance presence. It is a good example when we got involved on the audit committee side. We brought our electronic evidence people in, basically collected all the electronic data, did all the forensic accounting and investigative work. The bankruptcy filing came. We were retained initially by the debtor. Subsequent to that, there was a need for a firm to handle a broader suite of assignments, and we team together very nicely with our corporate finance people and were able to pitch the unsecured creditors committee on the data to jointly retain us and while it is still going on, it is a fabulous example of being able to take the real talent and synergize it to solve very significant client issues that will go on for some time. Freddie Mac was one. Adeka was a very large investigation for us. We played a significant role in WorldCom, Sallie Mae, Tyco, K-Mart and Global Crossing. These were all significant assignments for us, all public. We have substantial expertise in assisting attorneys in defending claims against officers and directors. This is something that many of us who came from big firm environments like myself did not necessarily get involved with. It was a little too controversial for the firm. We found it to be incredibly challenging and it is a good source of business for many of our practitioners. With our value propositions, we have a very deep bench, which I mentioned, lots and lots of experience. If there is a beauty contest, which in many cases, the audit committees want to meet two or three firms, we generally are able to surprise both the law firm and the audit committee members at the depth and breadth of talent we are able to bring. We deal on a multidisciplinary, multisite, national, and international investigations. We have the capabilities. We have the track record. We can point to deliverables. We have tremendous credibility with the auditors which, in today’s world, is incredibly important. And we are able to respond very quickly. When people call, we can get relationship checks done relatively quickly, generally in less than 24 hours and in many cases, less than three or four hours, depending upon the critical nature and we could have a team in place that day, whether it is collecting the electronic evidence, whether it is starting to interview and assess and strategically plan the nature of the investigation. Other things that I think are very important, we are independent. We do not have our skin in the game in any way. Ed mentioned we are not auditors, we are not tax consultants. We do not do internal audit services. We are completely independent, a national footprint with really a global network. We have tremendous technologies. We have former prosecutors. We have folks that work on NASDAQ listing and then, as Ed mentioned, we actually now have a tremendously deep bench of SEC accounting staff and SEC enforcement staff folks. The Ten Eyck acquisition about 2-1/2 years ago was a platform from which we have grown. We have added probably four, five or six MDs and SMDs since then with very, very significant experience.

Our SEC advisory skills are incredibly important in this area. In many instances, the findings actually do lead to restatements or other issues. You have got to have

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tremendous grasp of the SEC accounting enforcement program, experience and credibility defending these positions, being able to assist in interpretation and responding to subpoenas and so on. We’ve got the skill set to really help counsel with the document production, preparing corporate executives for testimony and so on. We are able to really get to the heart of the matter both from the also because of the credibility we generally bring to the SEC and the DOJ, that, if we have got issues, there is a lot of trust in our findings and we can usually help clients to resolution.

Our goal again is to be the premier provider of financial investigations and forensic accounting services to the leading law firms, boards, audit committees, C-level executives and general counsels of our largest multinational Fortune 500-type companies. We want to be the provider of choice when there is an issue around accounting errors, irregularities or allegations of financial fraud. Our goal is not for someone to know one of us individually but collectively the FTI brand to be the first in mind. I think to better compete domestically with the Big Four and other chief competitors, you will see how this fits into the second part of the presentation. I think on the financial investigations and forensic accounting side, we are competing head-on, and in many cases, winning. We also want to be a big part of the internal expansion plans of FLC as Sarbanes-Oxley, as corporate governance, as financial reporting transparency takes hold around the world, we see huge opportunities to be a part of our global expansion. We think it is a natural point of global growth and it is a natural inroad to selling our technology services which we have been very successful in being able to do.

The second part of the presentation involves our global risk and investigations initiative. This is relatively newer. It incubated about a year and a half ago and we are on our way, I think, to being a significant global player.

It is a relatively new service into the market place for us in a big way. They are very synergistic with financial investigations. The term we use, it allows an inquiry to go beyond the four walls of the corporation plus are very synergistic with our transaction advisory services. What this global risk and investigations practice deals with is the collection of information analysis involving all aspects of business, not just the corporate officers and not just the financial statements, but reputational issues, who we are involved with, what other ventures you might be, what do your suppliers think of you. What are your banking relationships, etc. Corporate fraud does not seem to be going away. A very good friend of ours who we have done a lot of work with and who is a fabulous gentleman has a saying I love to quote, “There is no breakout of integrity anytime soon in the world.” So we see this as a huge opportunity. It gives us a change to penetrate all of our practice lines. There is a need for intelligence, investigative due diligence and other kinds of fact finding. There are a lot of regional and local investigative firms, but there is really minimal competition on a global basis. Kroll, for example, has a global investigative firm. We really do not see any of the other competitors that have a footprint globally with the kind of commitment we have in this area.

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The annual U.S. spending just on fact finding on business intelligence and investigations is around $2.3 billion. We do not have a figure globally, but but we think it is even greater and I think with some of the experiences that some of our U.S. bank institutions, investment banks and other equity firms have had in Latin America and in the Asian Pacific region in particular have led us to believe there is even going to be more demand for the services. It is just not enough to do the kind of traditional U.S. financial due diligence. You’ve got to bring a component of business intelligence. You’ve got to bring an component of really understanding who you are going to do business with when you get into some of the parts of the world.

This area covers really kind of three broad brushes. One is to solve internal corporate problems. One is the area of business intelligence and one is the area of litigation intelligence which will form really the basis of our core services.

On solving internal problems, we are talking about business opportunities and mitigating risks through accurate and timely business intelligence. They only way to mitigate your risk and kind of put the bet in your favor is to understand more about who you are doing business with, the political climate, the local climate, the banking relationships, your vendors, who you are doing business with, who are your suppliers and so on. So, on solving internal corporate problems, we are taking about fraud, financial irregularities. We see no slow-down at all in that. The misappropriation of assets, also finding assets, tracing assets. Corporate corruption, and we will talk about that a little bit more as it relates to the Foreign Corrupt Practices Act is an area that we think is going to be very, just receive intense scrutiny by the U.S. Government, by the Department of Justice and an area of international growth and, by the way, an area we have been very, very actively involved. We probably have seven or eight international FCPA investigations in the last 15 months alone. Anticompetitive activity as it relates to economics and antitrust, there is a lot of underlying intelligence that is needed to make those decisions. Theft of intellectual property and trade secrets, violation of non-competes, claims of discrimination and bias, all kinds of fact-finding issues that corporations regularly deal with that we can provide assistance.

On the business intelligence side, the largest piece of that is the traditional investigative due diligence. Complementing our financial due diligence, this again gets into who are you dealing with. Who are they dealing with? Who are your joint venture partners? What do we need to know about it? Pre-transaction due diligence, before you pull the trigger, before you even get to a signed letter of understanding. Who are you doing business with? What are the risks of doing business there, etc. Post-acquisition disputes. Very involved with

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vetting of board of director nominees is becoming more and more important for both the boards to know who the company is and the companies to know who they are placing on their boards. I mentioned previously the allegations of FCPA investigations, that is the Foreign Corrupt Practices Act, I think is a huge, huge opportunity for us. The nexus of the Foreign Corrupt Practices Act goes back to about 1978 and tucked in there is a whole provision on books and records which are now becoming apparent that those same books and records provisions that have been in place since 1978 tie right into Sarbanes-Oxley and the whole certification process. So we are going to see, I think, a lot more activity that area and I think we are uniquely situated to monopolize on that and, in fact, have. Anti-money laundering initiatives, also the Patriot Act has been reupped. Tremendous area of opportunity. We have been very involved. Recently just became the compliance monitor on the Bank of New York, for example, which was public. Hostile takeover and shareholder defense, again around the collection of the information and providing the tools for others to make those decisions and monitoring compliance which I have just mentioned is an area. It seems like these deferred prosecution agreements with the Department of Justice are only going to continue. In many instances, they call for an independent monitor or some kind of compliance program. We are uniquely situated in a lot of industries to either fill that role ourselves or to joint venture with a prominent law firm or former prosecutor like we did in the Bank of New York engagement.

The last issue is really the litigation intelligence business which again is fact finding and it is differentiated from our expert witness work which is a significant part of both our practice and the economic practice. This again is developing information, collecting evidence and collecting intelligence using available resources and technology, supplementing conventional discovery tools, actually going out and doing sub external investigations for either general counsels, law firms or corporations directly, performing pre-litigation analysis, actually finding witnesses, working through a law firm, finding out where they are and what they might say if litigation went forward, conducting international and domestic asset investigations, basically finding it. Is there a cause of action? Yes. Is there anything to recover? Let’s go see. That type of analysis, and again investigating pre-transaction allegations of wrong-doing, regulatory violations or international corruption, a lot of times, especially in parts of the world that are growing, the BRICK nations, for example, Brazil, Russia, India, China and so on, there are a lot of newspapers that for a very small amount you could basically slander your competitors, and so companies that are going into those areas have to vet what is out there and then try to differentiate between what is real and kind of what is imagined.

This just gives you a highlight of some of the collective experience we have within FTI, within our investigations and our forensic accounting practice, not intended to be collective, just representative.

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What are our goals in this area? We want to become the premier provider of risk mitigation and investigative services to global Fortune 500 companies, governments and other international institutions. Very synergistic with our goal for our financial investigations and forensic practice and very synergistic with every other part of FTI that I am aware of. We have high energy and real talent that we already have in house. We are looking for strategically located and profitable businesses around the world to acquire and we want to do this to establish a mutually beneficial long-term client relationship, through integrity, through quality of our work, through effective partnering with folks in certain parts of the world where we do not anticipate putting a flag in, but need to have relationships and to provide a value added service to our target clients. Any questions. If not, I would like to introduce Seth Rierson. Thank you.

Seth Rierson

Thank you, Neal. I am Seth Rierson. I lead the Technology Services Practice under Barry Kaufmann. I had a chance to hear a lot about our practice and he introduced a number of the things that I am going to talk about today. One of the most frequent questions that I get in conversations like this is for us to tell and share some war stories about our clients, what kinds of engagements are we working on, what do we actually do? So, I am going to use the bulk of my time today to share with you some war stories and educate you a little bit on some real world experiences that we’ve got from active engagements that we have. Because they are active engagements, because they are ongoing relationships, we have obviously sanitized them so you will not be able to identify who they are for unfortunately, but I think the kind of directional commentary that I can give to on these engagements is going to give you the size and the breadth and commitment that we can bring to those engagements.

As an initial matter, Barry identified and I will reinforce, the overwhelming majority of our clients come to us with some pending legal obligation. They have an event or some sort of driving force that is requiring them to look at a big body of data. We are the guys who deal in large quantities of information and try to make sense out of it. We slice it and dice it. We sort it. We put it into buckets, reorganize it by witness to try and help our counsel clients and our corporate clients develop a story and appreciate an understanding of what that data set is. To do that, we follow a couple of traditional paths that are bulleted out there. It does not mean that every client engagement we follow will march through that linear process, but characteristically there is an identification process. There is a commitment to preserve data, the actual collection, a review and analysis step, and then almost always some sort of production. So, we see big data sets becoming small data sets, counsel and other experts applying knowledge in and around that data, sharing that data, collaborating around that and eventually deciding what amount, if any, is to be produced to an adversarial party. Interestingly, our group, as Barry made some reference to, is all about

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efficiency. We apply technology and people to try and make litigation and investigations happen faster and smoother and better. Some of the examples that I am going to talk about to you today are real live examples of how we saved out clients money in the context of pending litigations and investigations.

Before I go into some detailed examples on the finances and how we saved some money, though, I think it is appropriate to underscore some of the questioning that came earlier in a part of Barry’s presentation. I think Roger mentioned it also which is this metaphor of preventative medicine with the federal rules, increasing awareness on the part of our corporate clients especially and appreciation for significant cost increases in their spending in and around litigation, folks that are facing repetitive investigations or litigations are focusing hard on how they can be smart about this up front. This is the spend up front being a fraction of what you will eventually spend if you are only reactive. Now we do this in a couple of different ways. But primarily, we have folks with significant domain and technology experience who go in with corporate clients on an hourly basis and are interviewing them, looking at their current state of affairs, what are their pending obligations, what are their technologies in place, what are their procedures and policies. Where do they want to be. Working with them you can identify current state assessment, have a series of deliverable products including or culminating with a recommendation for implementation, these are things that you can do to make it better the next time this happens.

This is an interesting example from a pending matter, a client that we have done a significant amount of work for and to give you an idea of how we apply people and tools to an existing work flow. In this instance, there are millions of pages that are online in a ringtail database. This is an active litigation repository with hundreds of users who are looking at subsets of this information and the data based on their particular expertise. What we found in working with the law firm was that the staff were printing out hundreds of thousands of paper based documents, putting them in nice binders, putting them in boxes and then delivering them to senior attorneys for review. So if you are someone who is somewhat a geek about efficiency and trying to make something happen faster and better if you provided this online environment to see everything printed out and then distributed by courier is obviously something that we are not driving toward. But, we also recognized that there were some practical realities with respect to senior reviewers’ time. You cannot say that they are always going to be able to have access to the internet based on their schedules. They have hearing dates, they have depositions, they have other things that they need to do and we also needed to recognize that they were, in some instances, the only individuals that could make these judgment calls. So we worked with our law firm and corporate client and we engineered a revised work flow which allowed for junior staff to make that first cut of documents, perform their review online, making appropriate or judgments based on direction that they had received at a macro level and then in a sense

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we checked out a subset of those documents seen at reviewers and what did that allow us to do? Well, it allowed us to speed up the review process exponentially right, because you are removing a whole series of steps that are redundant and do not add value. You are not printing the documents again, you are not aggregating them and delivering them. In fact, you had a single transfer from the online database and we made it available to them with tablet PCs. So, giving them a portable way to mark on documents in close to real time allowed them to significantly increase the speed of their review. So we gave them the documents faster, they were able to review them faster, you get the drift, it obviously sped up the entire process, saved time and money across the board. And then, as the final step, we take that review from the tablet PC and we bring that back to the mother ship we call it. The mother ship then is synchronized and that data is available for subsequent review and production. So, a nice series of steps. If I look at just one component, I am not going to count the opportunity costs, I am not going to count the quality of life for those reviewers, if I look at just one component of the cost which is the printing and storage that we identified for that one single client, we were able to identify $1.7 million in cost savings over an 18-month period. So folks that are looking seriously at the cost of litigation and are looking at their spend of $100,000 a month or approximately $100,000 gets their attention and shows our value and contribution to them. It also is an important step for us to build that trust and loyalty with our clients, that relationship such that they recognize we have their interests at heart as well.

A different example, same kind of story. We were faced with a client situation where they had literally scores of active databases. These were databases with customer data that they needed to rely on on a daily basis. There also were databases that were subject to pending production requirements and requests. So, we created an application that allowed for the reviewers to redact those documents electronically. A prior work flow would have been to print those documents out, send them to a reviewer, have then highlight them, bring them back, redact them, make them available and go through a series of three individual QC steps. If you look at this example, what we were able to do since they were similarly constructed databases and the text files were largely consistent in consistent fields, we were able to reduce the cost per review pass from approximately 25 cents to 16 cents. Now you can look at that and you can say, okay, so 9 cents a document, that is not that big of a deal. You could say that that is an interesting move, but think about it in the context that each of those documents at a minimum is going to be reviewed three times, so that 9 cents just got significantly more important. If you think about it in the context of the number of records that we are talking about here, it is $2.5 million in a period of months. You can do $2.5 million times three reviews times 9 cent savings, it is $675,000 in savings for the his client for this one part of their litigation documents.

This is a good one, too. This is a carryover from the previous slide where we observed there was a repetitive review that was going on, meaning we were able to identify a

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significant population of documents, in this instance, individual records from these databases, that had already been reviewed and to be able to provide the client at the outset an indication that these records in fact had already been reviewed, to be able to associated with those records the previous work product and analysis that had happened, we were able to substantially reduce the population of documents that they actually had to review a second time. So, it is a couple of things. The obvious one is you eliminate in this example the review of 2.5 million extraneous records, right? Significant cost savings, we sort of made that point previously. But importantly, what it also does it is improves the quality of the review and the consistency of that review over time. If you have two people that look at the same document, no matter how well they are coached and trained, invariably there will be instances that people will look at those and make different judgment calls. So, the extent to which you can drive consistency and encourage uniformity to that review process, you obviously drive a similar cost savings for the client. So here, by reducing the number of records that actually needed to be reviewed by about 2.5 million, 2.5 million times that 16 cents per review, times 3, equals a million two in savings for that client.

To step back just a moment, it is appropriate and I want to give thanks to my colleagues who have recognized the role that technology plays in their delivery to clients because it is a part of the fabric of how we see our growth and where we are going to go, but it is appropriate to step back and look at the obligatory chevron if you will for just a moment. The acquisition process, that is occasionally sexy and sometime completely mundane. I can find someone on a plane on a Friday afternoon to the Far East for the acquisition of hard drives or the preservation of data, collection of backup tapes, but it is also a counseling process with clients to help them understand how to, in fact, make decisions that preserve the greatest number of options for them downstream. It is not always about making that decision on day 1 as much as it is about preserving your options so that you will have decisions and flexibility at a later date.

The review we talked about. This is, in a sense, the culling of data from large datasets to small. We have a number of different ways that we do this. Certain clients are intrigued and ask us to do keyword searches. They have an idea of the relevance and importance of topics in a dataset before they begin a review. Other folks are perhaps more conservative and want to start at witness A and go to witness Z in a methodical and straightaway basis. It really is a function of the timeframe that a client has and the nature of the compliance or litigation obligation that they face.

Analysis is an important part, too. Frequently we will run into significant financial or operational data. These are instances where we can help our brethren in other parts of the firm draw conclusions or develop that story, to be able to understand relationships, trends, patterns, and production. As I said at the start, almost every dataset that we start with ends up with some production obligation at some point. Now there is obviously a variety of

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shapes and flavors that that comes in. It could be a presentation to an audit committee. It could be a presentation to a group of plaintiffs. It could be a presentation to a member of the joint defense committee. A lot of different ways that that can happen, but most times, there is some vehicle whereby we need to present a final set of data to another party.

So this is the funnel that Barry talked about. I won’t drill down too far, but I’ve got four or five examples that will give you a little more detail. This is simply to indicate a diversity of data types. There is voice mail, there is IM, and there is a lot more in addition to e-mail.

This is a representative example where we were engaged on behalf of an audit committee and it gives you some facts and figures to think about. This was a very, very short-term for us, so the most important takeaway from this slide is that start to finish, it was 7 days. So we were engaged on behalf of the audit committee. There was an IPO that was scheduled for 10 days later. There were allegations of impropriety with respect to the sales before ship transactions and within seven days... well the first point is, the attorneys were reviewing documents on the first day. So we had a SWAT team acquisition attorneys reviewing straight away. Second important point is just and order of scale. Fourteen custodians, 130,000 e-mails reviewed inside of a week and importantly, the IPO was successfully completed on day 10 as originally scheduled.

Another example. This is a Hart-Scott-Rodino antitrust second request related to a proposed merger. We were brought in, similar story, a significant amount of data. This was about 300 gigs of data, something on the order of 50 to 60 custodians. A little more time here. This process took just under two months, so longer obviously than the previous engagement, but still important to recognize that we were able to collect the data through some proprietary processes that met or exceeded the DOJ’s requirements with respect to metadata production requirements. In the end 800,000 documents were reviewed during that time frame, and 1.4 million pages produced to the DOJ. So you see a trend here, right, big data sets becoming small data sets, and our variable is the amount of the time, complexity of the data, the amount of the data and the amount of the time that we have.

Next example, an important one in a good transition as the afternoon continues on. This is a Securities Class Action litigation, in which scale with larger timeframes, obviously significantly larger, but importantly we were able to dedupe the 5.9 million documents and brought that down to an order of 1 million documents that required review. So same theme. 5.9-6 million document identified as potentially relevant and requiring review. If we are able to cut that by a significant factor straight away, it obviously speeds the review, faster decision making, strategic advantage. The kinds of things that we want to build in the relationships with our clients.

Last one, as an example is an ongoing litigation. This is world wide in scope, so important

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to recognize the power of the tools that we have, both in Ringtail and other products, is that by definition we are global. We need to have clients have a browser. We need to be able to have them have access to the internet, and be able to have access to a PC. They are able to then review, comment and add their value to that content. Here in terms of scale, relevant to know, that there were 200 reviewers in 4 client offices in both Europe and the US that the original population started off with 2.5 million documents collected. We were able to dedupe that to a population just north of 1 million pages. I hope that this give you a bit of a better flavor into the kinds of things that we are doing on a daily basis. It is people and tools. We apply them to client problems, and render their loyalty and efficiency in their decision making.

Thank you.

John Orzak

Hi, my name is John Orzak. I am a Senior Managing Director at FTI as well, and we are going to talk today about Class Action certification, which is one part of our business. I am going to start by giving a brief overview of the spectrum of projects that we give, then I will turn it over to my partner Bobby who will talk more about the kinds of projects that we have done in the Class Action work.

First, let me just briefly describe our team. I will start with Bobby. I understand that, I should be careful, I understand that earlier today Dom and John Klick both noted that Bobby was the most highly rated economist in the entire world, by recent survey by the Global Competition Review. So I guess I will not repeat that fact. Yawnish Oleover, one of our other partners was tied for second in that same survey. Yawnish is unique, because while he lives here in the United States, he has a huge book of business in Europe. So he does a huge amount of business abroad, part because he is native to Poland. Megarin Calvert, one of our other partners, in that same survey, was the most highly rated woman economist in the entire world, and she is one of the most pre-eminent anti-trust health care economists around as well. I will just let you go the biographies in the book about myself, and turn right to our staff. We are very proud of our staff. Our staff has extensive experience at the Department of Justice, The Federal Trade Commission, The Federal Communications Commission, PhDs from top Universities. It is one of the things that we are most proud of, and one of the things that we think provides us a competitive advantage, to the people that we see in the market place.

Now let me turn to the spectrum of our projects. I will start on the left hand side of this chart, about public policy projects. Just to give an example to the type of work that we do there, we were retained on the Global Research Analyst Settlement, to actually help divvy up the 400 give or take $440 million that was available to give back to investors. It required a huge amount of data work, complex data work and we have been working on that case for a while. That will go on for about another year now.

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Regulatory projects, we do a lot of work in front of the SEC and the other Federal regulators. Examples include railroad work, with actually John Click’s group. A lot of wireline telecommunications work, and work in the media sector. For example on ala-carte pricing and cable services.

In terms of our merger work, I will talk in more detail about that in one second.

I will move on to anti-trust litigation. There, most of the cases involve either monopolization claims or collusion claims. One breed of anti-trust cases are Class Action cases, which Bobby will talk about more. Then there is commercial litigation. We are involved in contract disputes, and also in transfer pricing cases. Here is a brief list of the kinds of mergers that we have been retained on in recent years. Of note, one reason why I think we get hired on a lot of these mergers, is the fact that Bobby and Yawnish were both the Chief Economists at the Department of Justice, and both are considered to be two of the people who helped write the horizontal merger guidelines, which help guide The Department of Justice and The Federal Trade Commission in making decisions about how to evaluate mergers. So one sees here, a whole list of some of the most high profile mergers that have been out there in the past several years. There are still others where we have counseled on or advised on, where our role has been confidential. With that, I would like to turn it over to Bobby, to talk a little bit about Class Action cases, then I will come back up here to talk about the business side of the Class Action cases.

Bobby Willig

John is very shy, how should I put it, qualifications and marvelous features to the business. But this very same survey that we love to talk about, had a special trench of the top 40 under 40. John was very high up in that list. In part because of his views, and in part because of the productivity he brings to his work in the field.

Class Action, so as you know, Class Action lawsuits have become an extremely important generator of anti-trust litigation generally. The way it works, is that some entrepreneurial lawyer will focus on some business practices that are (A) somehow viewed as suspicious, in some people’s eyes and (B) business practices that are being undertaken or have been undertaken by firms with very deep pockets, so that those firms would become a useful source of settlement funds or damages if a court would so hold. The entrepreneurial counsel finds individuals or some firms who are said to have been injured by these so called suspicious business practices, and those few actual people or firms will become, it is hoped by the lawyers, the representatives of the Class. The lawyers will

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also then go on and conceptually define a very large group of other people or firms, who are said to have also been injured by those challenged business practices. The size of the class of this group is important, because due to the size of the group there will be enough money involved in the litigations to make the effort worth while for the entrepreneurial lawyers, and basically for the entire legal system as well. I do not mean to convey with my tone of voice that there is something wrong with the process, in fact I think it can be an important source of control on what might sometimes be indeed bad practices. It is a way to privatize the justice function of Governments, and so the idea that entrepreneurial lawyers are actually looking for bad practices to control in this way, I think on that can be a help to our system. On the other hand, it is very important for the system to work well, that there be some control through the judicial system on whether or not his grouping of conceptually defined harmed parties is actually one that deserves the time and attention of the judicial system, as well as the enormous resources that the parties who are challenged, the defendants in the case, will have to put in to defend themselves. So as a result, there is a process of Class certification with a number of mandated steps under the law, that the court will undertake before it allows the case to proceed with this grouping as a certified Class. So the first step, is numerosity, are there a lot of people involved. Usually the answer is certainly yes. Are there some issues in common across all of these people. Usually the answer is surely yes. Are the representatives, the few actual real people involved, are they representative of the entire grouping, are they typical, are the well represented for the Class, and often the answer there is yes, although, as you know from the past there has been some fraud in that area, that has been uncovered lately. So, if is certainly not a sure thing. Is Class Action a superior way to go, the court should be ruling on that. Then finally, the most interesting one, which is the gateway to the use of economics, is the question about whether the common issues predominate in the decision making process of the court over the other issues that may be individual to the members of the Class.

It should be confessed, that in the past, some observers have said that courts have too quickly and too automatically acted to certify Classes, no matter what the actual details may have been about the elements of commonality or individuality. What todays story is about is an exciting development, we think it is a trend. Certainly there is the sign in the system turning a corner, and taking the issue of the economics of Class certification a lot more seriously than had ever been the case in the past especially in regard to anti-trust.

Key question is up on the slide, and that question is whether anti-trust impact. In other words the impact of the challenged practices on the members of the Class, could be proven on a Class wide basis. Is there some way that the court, which is thinking about certifying the Class, some way that court could imagine in a subsequent trial, that the actual harm to the members of the Class could be proven in some generalized way. Instead of

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requiring a person by person, situation by situation analysis, that would defeat the entire integrity of the Class wide process. If you will agree with me and with the courts recently, this is the kind of question that falls into the domain of good economics, instead of just what the lawyers have to say about it.

Three very important cases recently, and we are excited to have been involved in at least 2 out of the 3, as well as in a number of other similar cases that are not ripe for public discussion, over a wide range of different subject areas, ranging from football scholarships to genetically modified seeds that farmers use to something that may be closer to home given our location and all of you, namely initial public offerings, real Wall Street action.

Let me tell you a little bit about the 2 cases in which we, COMPASS and FTI were involved. These are cases that are fairly recent, relatively recent court discissions, going our way of course, that is why we are talking about it. We lose cases occasionally, but not nearly as often as we win. This is a case about football scholarships, division one, big football school. The NCAA of course is the organization of colleges involved in common sporting activities, the NCAA has lots of rules governing those sports. Among them is a rule, that says, a division one school can only have at any one time, 85 different football players with football scholarships. More over, a school can only issue 25 new scholarships for football every year. This very well may make sense to you, there has to be some containment to the overall size of the program, this is the kind of rule the NCAA thinks is very much within its legitimate curve view. Never the less, when you were in college, you played your heart out for your school or got beat up a lot in practice, and did not get a scholarship, some lawyer would knock on your door and said do you want to sue over it and get that scholarship money back. Well you might be inclined to say yeah, I broke my back for the school, I should get that scholarship money too. So entrepreneurial lawyers have gathered a group, trying to make it into a Class of “walk on players,” players who did practice with the Varsity, but did not get football scholarships from their team. The NCAA rules about scholarships are claimed to be anti-competitive. It is a restraint somehow of trade, that the schools agree to hold back the number of said scholarships, and it is said that those who played and practiced but did not get the scholarships were all injured as a Class, by that restraint. Professor Ordover, our partner, accomplished economist, usually in Europe, but also in the US doing football cases, applied economic analysis to the situation, and he proved with elaborate data analysis and penetrating economics what may be immediately clear to anybody who thinks about it, and that is that it is not the case. That in the absence of that rule, all of those who practice with the team would have gotten scholarships. It is not true that all of those who practice with their teams would have gotten scholarships from the teams with which they practice. People might have wound up on different teams, going to other schools. Players might have rearranged where they actually did work out and might have played absence the rules. Fact is, that not all of the division one schools actually give out all of those 85 scholarships, 25 new

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scholarships a year, so how could one legitimately say, that absence the rule, all of those who practiced with the team would have actually have gotten football scholarships. Well, economics and common sense do get along with each other occasionally, and they certainly did here. The Judge ruled in May 2006, that there were was no showing possible through a common method of proof, that all of the members of the supported Class would actually have gotten the football scholarships, had those rules not been in place. In other words, no way to prove common injury, no way to prove common membership with common proof for the members of the purported Class. So the Class was not certified and the case has basically, at least for now, gone away as a result.

This is a case that another one of our partners did, namely me, it is about IPOs. It turns out that over a certain time period for IPOs of value between 20 and 80 million bucks, typically 95% of the time, the underwriters fee is worth 7%. 7% growth spread on the size of the IPO, so if you go out and you sell $100 million of stock, the investment bank would end up with a fee of 7% of that $100 million. 95% approximately of the IPOs during an 8 year run, actually had the 7% fee as part of the deal that was made between the issuer and the underwriter. That was said by entrepreneurial lawyers to be very suspicious, how could it always be 7%, must have been collusion they said. They found a few issuers, who were indeed aggrieved, and became the representative of the Class. Then they defined the Class of all issuers in that size range, and tried to certify the class before the court. What my deep economic analysis proved, and I think it was pretty deep actually, was that in the absence of that clustering if that is the imagined world, that the plaintiff’s would have us believe is the natural state of competition, but by the way, I do believe that kind of clustering should not be viewed as inherently suspicious. I do not think there is anything wrong with clustering, kind of a way of life in competitive markets. But, nevertheless, if that clustering was not to have been there, I ask the question, what would have been the state of the market? The clear answer, both from logic and from evidence, was that in the absence of clustering it would have been a wide variety of different levels of fees, gross margins based on the value of the IPOs, and that those levels of those fees would have been highly various among the various IPOs coming out. My analysis pointed to 10 different factors, that the court adopted as its own. Factors that would have been highly influential about the level of the fees applied to any given pairing of an investment bank and a company coming out initially with its public offering. Actually, if this were a more interactive setting, I would ask you what your view were of those factors. I guess we will not go there Mr. Chairman. Nonetheless, they are listed here on this slide. Not only was the direct evidence from the market important in showing that these factors are vital, but also there is very good econometric evidence in the literature that we went over and redid and showed to be applicable here, showing the quantitative significance of these different factors, all the way from the reputation of the investment bank, to depth of analyst coverage of the industry of the IPO, by the investment banks that is bringing out the offering, the degree of risk in that particular offering, the degree of price stabilization offered by the

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investment bank. A host of such factors, all of which in the absence of clustering would have been highly influential over the sizes of the fees. So suppose the fees have been all spread out instead of clustered at 7%, some would have been higher, some would have been lower, and what about the integrity of the Class. Well suppose you were an IPO, who in the bucks poor world would have faced the fee of 10% instead of 7%. You are not injured by the challenged practice, 7% was a bargain for you. On the other hand your fee would have been 4%, 7% would have been harmful. But to figure out, which of those 2 categories any given IPO would have fallen into, would have required an individualized inquiry into at least those 10 factors, thereby showing the impossibility of common proof of the allegation of Class wide injury, as a result of the challenged practice and in with the clustering at the 7% fee. The good court indeed saw it that way, the Class was not certified, and at least for now there is a series of appeals, but one hopes that this will be the last word on the subject.

So the bottom line of all of this, is we hope that there is a new trend, that in fact the courts will take with increasing seriousness the possible contribution of economics to the vital underlying questions of whether a Class should or should not be certified. We hope that is one general lesson. The other general lesson is that we at COMPASS and FTI like to do this kind of stuff and we are really good at it. So thank you very much.

John Orzak

Let me just finish up on our presentation by touching on the business implications. The recent trend towards more economic focus in Class actions. I think fundamentally the simple point is, that it has probably increased business for us, and that means relatively significant billing. Each case that we have in the Class Cert world in recent times, has been roughly between $500,000 and $1.5 million, and it tends to be higher margin business, because it tends to be a lot of data work, which is people who are lower down on the totem pole, working the data. Those tend to be the higher margin individuals. The number of cases here is potentially very significant. One estimate was that up in the 12 months ending September 2003, there were about 250 cases. That number is certainly much higher today. It also is exciting, because of when in the process Class certification is. It is right an the beginning of the litigation process. So it gets us in early into the case. It gives up opportunities to work with other divisions of FTI on the matter. For example, electronic evidence in data work, and we are excited to be working with Barry’s group on that going forward. The trial graphics, trial services group, because these decisions are often made on that this time. We have done some work with the FLC folks on that already. In other expert services you often can help choose, force, push, counsel towards various other experts as they sort of are choosing to who to look at. So we can help guide them about who may be the best person, if we are in a case early. Now, of course one downside of all this, of actually being successful in the Class Cert process, is the case is over. That

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is unfortunate, however, our view is that doing well in the process is so important in providing the sound analysis, is important for case acquisition, and that is the most important thing in this process.

Just to give one quick example, on one of our recent Class Cert cases, we were able to cross sell in two important ways. First, is on a data conversion project, we got boxes of data in paper format, and we are working with the technology group to convert that into electronic format, and then also, while we were providing the Class certification work, they were looking for a liability expert. The counsel was looking for a liability expert, and we were able to cross sell one of LEXICON’s experts to play that role. This is a great example of how both we see our own business growing, but also how we can grow together with the rest of FTI in the years ahead.

Thank you!

David Bannister

And last but hopefully not least I am David Bannister, and I run the Business Development, Strategic Development for FTI. Some of the themes I am going to hit on, are by nature repetitive of what you heard today, but they are important in terms of framing up how we think about business development at FTI. You have heard this comment earlier, but our vision is to be the Worlds leading firm, that organizations rely on when confronting critical issues. I like to short-stop that, and just say the Critical Issues Solutions Firm, I am trying to get you on the street to adopt that when you talk about us. It is a real simple way to think about us in an elevator. You have also heard that we are looking to be a billion dollar company by 2009, with 25% EBITDA margins. We think that probably comes, and this is in our annual report, that comes from growing the core business by somewhere in the 10-12% range annually, and acquiring about $150 million in revenue about 50 of which we have already acquired. This is a goal that we set out about a year ago. While we are a third of the way on that path. FTI, just to remind you is a company that has grown by acquisitions, most of the speakers that you heard from today, were people who at one point in time were in a company that was acquired by FTI. We have completed 11 significant acquisitions over the last 6 years, including John Click’s firm, KKA the PWC practice, the KPMG practice, the LEXICON group in Chicago and the COMPASS folks, who you just heard from. All of these have been successful. Sometimes they have little bumps, but they have all been successful. We are fortunate that we have a pretty disciplined process. We have people who are old hands at doing this. Corporate ray serves as a service center to the acquired business, we developed a small, but service oriented corporate staff to try and help these companies join with us, and really have the minimal amount of bureaucracy but have enough corporate services that we do get some efficiencies out of that. The significant resources as corporate more importantly really relate to the acquisition

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integration process, were Dennis, Jack, Ted Pincus our CFO, Eric Miller, who is not here with us today our new General Counsel, all of them have significant acquisitions backgrounds and experience with FTI and prior to FTI.

When we think about what are we looking for? I think it probably goes without saying, but for the existing practice in the US now, we think we will be focusing much more on hiring rather than buying. We have the platforms built, and on a cash basis on a return basis, we prefer to hire professionals. That having been said, we will continue to make taxable acquisitions that really add to capabilities within an existing practice. We need to get a certain group of skills or people who have something that allows us to more quickly grow a practice or to cross sell practices, and I will talk about those in a second.

We will also use acquisitions to expand service offerings, particularly in technology. We think we have a lot of opportunities to take what Barry has built there, with Seth and some others, and continue to grow that business internally but also externally.

Away from the existing practice, we think there will be opportunities to add other services, things that are critical solutions. Things that would help board members sleep better at night. We tried to adopt the GE philosophy. We have a new director who spent some time with GE, but we want to be in businesses where we can be number 1 or a number 2 that is chasing number 1 very hard. We do not want to be an also ran in the business, so that is important as we think about these things. We want to be in expert businesses not staffing businesses. I probably get 5 business plans a week from different groups who have high staffing models, low billing rates, young people or nondegreed people, where they are sort of saying gee you guys are managed professionals why not get in the staffing business. We do not think that is where our future lies. We think we really lie in a relatively low leveraged model, where each of our professionals would have the ability to walk into a boardroom or deal with a C suite executive, and provide expert information and expert advice. That is the niche that we think is for us, and of course high margins and a return on capital.

Importantly, we think that now is the time to really start stepping out internationally. We think that by 2009, roughly 10% or more of our revenue should be international. Right now it is fairly small. It is probably less than 3%. Depending on how you count some of the business that is done by our folks who are jumping on planes and flying to exciting places around the world. All of our existing businesses have international relevance, in virtually any market where there are major financial centers. Whether it is Europe the far East or other places around the world. We think each of our practice group leaders believes this, and we think that is true. We also think that acquisitions particularly make sense internationally, because it is so hard to start something denovo, to try and say we are going to office Milan and be able to spool up professionals, hiring them one at a time is very, very

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hard. Rather though, we think we can have beach-head acquisitions where we have a group in any of our practice areas, and then build off of that and hire local folks, when we have a leader in there. Someone who knows the local culture, knows the local people, knows how to differentiate the good folks from the folks that are just good talking heads. We are also looking hard at areas and poke down areas where our existing clients our existing relationships are pushing us into those markets. The Far East would be a perfect example, where a number of our major financial institution clients, the investment banks or the private equity funds are first saying gee if you only. If you only had some FLC people in Tokyo. If you only had some corporate people in India, we really think we would be doing some business with you, and we would love to have a single source provider who knows what we worry about, knows what we think about, and can follow us around the world. We really think that one of the ways to think about our business, is to think about the flows of capital. If you follow the flows of capital, that is probably where there is going to be opportunities for us. Either at the front end on diligence and investigation services or in the back end when sometimes those capital decisions do not work out as well.

We do think there are potential service operating expansions. Each of our industry groups or practice groups has identified areas that they want to focus on. Neil Hochberg, for example, talked a great deal about what we are calling the GRIP business the Global Risk and Investigation Practice. We think that is an area that probably can be grown somewhat faster through some acquisitions of some key talent around the world. In corporate finance, DeLain talked about some of the areas particularly in the turnaround area where we might add some more skills profit-improvement kind of areas. We do not want to be out there competing with the mega consulting firms. We do think there are some skill sets in the area of quick hits, for example strategic sourcing may be an area where we could have a coordinating role, not trying to do the massive data installations, and so forth, in CPM systems, but we think there are some things there. We have emerging capabilities in the tax area to complement our TAS business, but we think that that is an area where could have stronger capabilities. In economics, some of what John said was talking about some of the areas were are focusing on are areas where we can help with all the data work we do with the data work and the Compass folks do an understanding of the business, and we can do some better work in helping people understand what that means to improving revenue, not just looking at the revenue sources, and technology that the opportunity is profound. Barry, has I think I have about a two-page list of things that he would like us to look at, but again focusing on the same core areas he discovered repository and so forth. Barry, I do not know if you mentioned the Xerox acquisition or not when you spoke, but - you did? Okay, so there are clearly companies out there that are relevant.

In new service offerings, this is where we find ourselves trying to look into the crystal ball and think, what else could we be doing? Where else could we be helping boards, where else could we be helping C-suite executives. Importantly here we do not want to be

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competing the McKenzie, we do not want to be competing the Goldman Sachs, two prime providers who talk to boards that are very good at what they do and they are thought competitors, and we have no interest in getting in their space, but there are lots of other spaces where we think boards and C-suite executives need help on critical issues. Some examples that we tossed around, none of these are imminent, but things we thought about, are taking some of our intellectual content. When we say we have the number one commercial economist in the world, if the only way we are selling that service now is by billing hours, he has limited leverage. If, on the other hand, we can turn that into a model where we are able to have a very high-end subscription base publishing bases take some of that intellectual capital and sell it to the high-end corporate clients, that might be a way to make it once and sell it ten times. We have some efforts in that area internally already: The FTI energy business watch, the monthly restaurant review, and we are trying to watch a couple of others.

We think that there may be an opportunity in some areas of strategic corporate communication or public policy advice, where there are some very smart folks who help companies think through, what do you do when something is going on either in a major problem in the organization, think back a few years ago to the J and J Tylenol situation where they did such a masterful job of managing that message and some very smart people helping them with that or something is going on a in a bill that you need to figure out where is that bill going to go or how is that regulation going to affect me? We think there are some folks who maybe could have a role. The other one that I have fooled around with some is in the area of compensation consulting, not in the broad-based merger kind of a sense, but in a very narrow specific sense for proxy-level people that the compensation committees increasingly may look for some independent advice; it is not tied to a head-hunter firm or not tied to a firm that is trying to sell a massive compensation project in what is going to say specifically what is the right way to think paying your top five or six people? and thinking about that very independently from the management team. There has been a lot written on that recently, and we think that is an area that may be interesting. There probably are a number of other areas here. We would love to hear from you on ideas, but those are sort of the things that we focus on.

The only other thing I would like to say in summary, and a way to think about or get your arms around FTI a little bit is on our public web site there is a tab you can go to that are the resumes or people. Whenever I want to really get excited about FTI, I go in there and look at those resumes and just read them. You have heard some described today, but it is not just the 10 or 12 people who are here today, there are 1100 professionals out there, and each of their resumes is interesting. I think each of them is available on that we site, so it is a real fun way to get your hands around this company.

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I think we are opening for questions now, Dennis? . Do we have any questions? Everyone is too tired?

<Q> I am interested to maybe hear you elaborate on what sort of ongoing revenue streams like the intellectual content that you currently have and maybe big picture without any specifics, kind of where you think that can go in terms of the business. It seems like you are in a position with an awful lot of intellectual capital to be able to try to monetize that in new ways.

<A> The existing revenue streams, I think if I understand the question, what are we doing currently in the way of commercializing intellectual property through publishing or other sources and then where might we see that go? I think the existing revenue streams are quite small. We do have some publications that have very high-end subscription fees. The energy one comes to mind. Is it $10,000 per pop, I think, or something? It is $6,000 to $15,000 per subscriber, so it is obviously a very targeted kind of a publication for a very specific user, but the aggregate revenue from that is deminimus. There are other companies that we would look to a little bit to think about how they do it. I mean a corporate executive where people like that have models that are different than we are thinking about, but certainly have built very successful businesses around that and what we have is content and for those of you who follow the media world, content is king, not necessarily the pipe anymore. We just have to figure out how to get that content to the market, but I really do not have the ability to speculate on how big that business could be. It feels like it will be a decent sized business.

<Q> Question for Neal. You talked about the investigation business             .

<A> The              accounting side of the business if we look at kind of what we internally define across our industry group just in FLC, it is already a very sizeable business. My guess is it is somewhere north of $45 million in revenue and has been growing probably in excess of 15% a year. The pure business intelligence and investigation practice now is relatively small. We have added three very senior professionals, Mike Slattery is a gentleman who joined us last September who is really helping us lead this initiation. He is a lawyer, CPA, a host of other degrees, MBA, but more principally, he was formerly president of Carco, an information security firm and an executive vice president at Kroll before that and is very well connected globally in that business. In addition to Mike, we have two other SMDs with similar backgrounds and we have a number of initiatives going, David mentioned some of them, to really get a global footprint in our business. We think we can be very quickly, if the cards kind of line out the way we hope they do over the next couple of months, we could be a very quick significant global player in that business. We believe the entry point is a natural entry point for not only FLC but for FTI as we heard in transaction services and in some of the other areas, economic consulting, where information is key to making decisions.

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FTI CONSULTING	FCN	Jun. 29, 2006

<Q> I have another question kind of broadly for the group. If you were to ask a peer of yours in your specialty at another firm what is the reason they would come to work for FTI, what would that be and if there was a top reason as to maybe why they would stay where they were, what would that be?

<A> Why don’t we start with TAS. It is an easy question to answer for TAS since all of our hires have really come out of the Big Four and being able to take very qualified partners in those organizations. The scope of service issue, which is being pushed by the PCAOB, not being able to answer clients questions about should I do a transaction, looking at the projections, how can I do my job, has really pushed the entrepreneurial type partners out of the firms. So, from that standpoint, they want to go back to their old roots where you could actually service your clients. From the standpoint of what keeps people in the Big Four, it is really security and having the mother ship and being able to have clients just come over the wall to them from the audit side. However, as we have grown larger, and as I said in my presentation, we are probably getting 50% of our work now through internal referrals.

<A> To try to add on to that, rather than repeat some of the same characteristics, I would add a couple of things. One, in our business, we have critical mass now. We have fabulous professionals and so with critical mass and fabulous professionals, you are able to service fabulous client opportunities and that generates its own momentum. So in the last six months alone, we were able to add some very senior people, former tenured chief accountant on the West Coast to our L.A. office as an SMD, with the SEC for 10 years. We were able to add an assistant chief accountant of the SEC into our Washington, D.C. office. We were able to bring back a practitioner who had been with the SEC for about 10 years, was with us for a number of years and went to Peekaboo as one of their senior executives, just recently rejoined us and an audit partner, an SEC reviewing audit partner from a big accounting firm recently joined us for the exact reason that Ed just mentioned, wanting to get more entrepreneurial. In addition to what I have said, I think the biggest differentiator we have is that we honestly believe in building a national platform, an international platform, and to have a team approach to the way we do business. We are not a bunch of individuals who collectively add up to value. We are really trying to build an organization that has teamwork, cooperation, as well as integrity and tenacity in the way we solve client problems, and I think that if you look at some of our competitors, I don’t believe that not only aren’t they preaching that kind of teamwork, but that in reality, they exhibit it on a daily basis and I think that is a big differentiator and something that, if you ask our staff, I think that is the main reason that they are here and stay here.

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FTI CONSULTING	FCN	Jun. 29, 2006

<A> For us, for COMPASS, it is actually quite easy to answer that because we are out there right now, hiring aggressively, and what we hear most is people want to come to us because of the type of cases that we get. We get the most challenging, interesting, complex matters and the people we are attracting are the kinds of people who want to work on those. So that is what makes us most appealing. I think perhaps the hardest thing about getting economists to switch is that were are risk averse and unlike some folks, we do not want to see what the grass is like on the other side; we do not want to even touch it. And so in recruiting efforts and trying to attract top people, that risk aversion is very difficult so it takes a long time. Jack and Dennis can talk for a long time about how long it took to get us inside the family. It was a very long discussion, and I think that is just our natural sort of outlook on life, but what is really driving people to come to us is the type of cases we get.

<A> I would amplify those remarks. I think it is hard for me to speculate on why someone would want to stay where they were other than inertia and comfort level. I think the one that I would add in addition to the strength of the platform for folks in technology, I mean it obviously correlates to the opportunity, but I think also the demonstrated investment on behalf of FTI senior leadership in promoting our expansion into the market and continued international expansion is an obvious point for us in recruiting conversations.

<A> The one thing I might add to all that is something Jack likes to say is that we now pass the mom test. Five or six years ago, if you went home from where you were and said now I am going to work for FTI, they might say who or what. Now you go home and say I am working for FTI and you are able to say things like: Gee, in the last year or two, they have added the former head of Global Equity Research from Deutsche Bank to their board, they have added the former head of GE Capital to the board, they have the top economists in the world in the company, they have some of the top SEC practitioners and if you take the Wall Street Journal every morning and circle the bad stuff that is going on, they are probably involved in it somehow or another, so it really passes the mom test. People can stick their chest out and say I am proud to be here.

<Q> David, just one question for you. You talked a little bit about the push from clients. Are there holes that you see now that are, say, so important presumably to fill because clients are there, they are asking for them and they may bring a competitor into the process, that you just look at and say: Jeez, two years, three years from now, we absolutely have to be there?

<A> I think international. I think we really have to be international. Some of our most important clients are the most important private equity shops and their business has become increasingly global. It happened I spent a day with one of the top fellows in Surbis (sic) a week or so ago and he said that, I should not be quoting him, I think what he said was, if I heard him correctly, is that they have more money at work in Asia than they have

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FTI CONSULTING	FCN	Jun. 29, 2006

at work in the U.S. right now. I may not be quoting him exactly correctly, but, and we are not a meaningful player in Asia. They would love for us to be. So I think that would be the most obvious place to go. I do not think it is so much a skill set issue. I do not know that we have major holes in our skill sets that are important to them, I think it is really global reach and capacity, just pure size.

<Q> Got it. Thanks.

<Q> Just a quick one on the MNA side. Can you just kind of run over us your template in terms of deal size ideal, accretion/dilution, expectations any other kind of factors like that that you can...

<A> I would like to think that we do not have a cookie cutter approach. I think we have done some very small “acquisitions” because there may be a tactical or a process issue that means there should be an acquisition as opposed to a hire, so I think last year, for example, would not be showing up on ours. We did an acquisition that maybe was as small as a couple of million dollars because of how the assets were owned and how the people were owned. Certainly, if you go back in time, if you look at the PWC or KPMG acquisitions, those were ones that were at the time, help me remember, 40% of the market path for the company, maybe something like that? So we are not afraid to sort of say let’s do something of scale if we really think it makes sense and fits well. We would like to do...I think historically, virtually everything we have done was very short-term accretive. We would like to maintain that model, but again, if it is something that is really important, I think we would like to say what is accretive for the long-term shareholders, not necessarily for the day trader. Targeting internal kind of models and so forth, we look at things like 25% IRRs and what have you, but I think those...you often can make the model appear that way if you want to force it that way, so really looking at the people more than anything else. Are these people that are going to fit in culturally and what have you. John mentioned that in the case of COMPASS, I think those discussions went on for a couple of years to make sure that we felt and they felt that it would be a good fit and it would be additive, and I think it certainly has been. So it is really much more a people issue. Closing comments?

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